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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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American Axle & Manufacturing Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Dauch Drive
Detroit, Michigan 48211-1198
www.aam.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 26, 2007

American Axle & Manufacturing Holdings, Inc. (AAM)

Time and Date	3:00 p.m., local time, Thursday, April 26, 2007

Place	AAM World Headquarters Auditorium, One Dauch Drive, Detroit, Michigan

Items of Business	(1) Elect three members of the Board of Directors to serve until the Annual Meeting of Stockholders in 2010;

(2) Ratify the appointment of Deloitte & Touche LLP as AAM’s independent registered public accounting firm for the year ending December 31, 2007; and

(3) Attend to other business properly presented at the meeting.

Record Date	You may vote if you were an AAM stockholder (NYSE: AXL) at the close of business on March 1, 2007.

Meeting Admission	Admission may be limited to AAM stockholders as of the record date and holders of valid proxies. Please be prepared to present identification for admittance. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras and recording devices will not be permitted.

Voting	Your vote is very important. To be sure that your shares are properly represented at the meeting, please vote by using the telephone, the Internet, or by signing, dating and returning the enclosed proxy card in the pre-addressed envelope provided. See Questions and Answers about Voting and the Annual Meeting in the proxy statement and the proxy card for further information.

By Order of the Board of Directors,

Patrick S. Lancaster
Vice President, Chief Administrative Officer & Secretary
March 22, 2007

Along with the proxy statement and proxy card, we are sending you our 2006 Annual Report to Stockholders, which includes our audited, consolidated financial statements and other information that we encourage you to read. Mailing of these materials to our stockholders began on March 22, 2007.

2007 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held April 26, 2007

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

The Board of Directors of American Axle & Manufacturing Holdings, Inc. (AAM or the Company) is soliciting proxies for the 2007 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of AAM common stock on March 1, 2007 (record date), which entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides related information so that you can make an informed decision.

What if I receive more than one proxy card?

Each proxy card represents shares held on the record date. You will receive multiple proxy cards if you hold your shares in different ways (e.g., trusts, AAM 401(k) plans, custodial accounts, joint tenancy) or in multiple accounts. If your shares are held in street name by a broker, bank, trustee or other custodian, follow the instructions on the proxy card(s) they provide. Vote the shares represented by each proxy card you receive.

What is the difference between holder of record and street name holder?

These terms describe how your shares are held. You are a holder of record if your shares are held directly in your name with AAM’s transfer agent, Computershare Trust Company, N.A. If your shares are held in the name of a broker, bank, trustee or other record holder, or through one of the AAM 401(k) plans, you are a street name holder.

How do I vote my shares?

If you are a holder of record, you may vote in person at the annual meeting or by proxy:

By mail.  Complete, sign, date and return your proxy card in the envelope provided.
By telephone.  Call the toll free number shown on the enclosed proxy card.

By	Internet. Use the website of Computershare Trust Company, N.A. at the website address shown on the enclosed proxy card.

If you hold shares in street name, refer to the instructions provided by your broker, bank, trustee or other record holder for voting your shares by proxy. To vote these shares in person at the annual meeting, you must obtain a proxy from your broker, bank, trustee or other record holder.

How many shares may vote at the meeting?

As of March 1, 2007, we had 52,096,286 shares of common stock outstanding and entitled to vote. A holder of common stock on the record date is entitled to one vote per share owned. Under AAM’s by-laws, a majority of these shares must be present in person or by proxy to hold the annual meeting.

Can I change my vote?

You may change your vote at any time before the annual meeting by:

•	revoking it by written notice to AAM’s Secretary at the address on the cover of this proxy statement;

•	voting in person at the annual meeting; or
•	delivering a later-dated proxy vote by mail, telephone or the Internet.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of all three nominees with terms expiring at the 2010 annual meeting of stockholders.

Proposal 2 —	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the year ending December 31, 2007.

What are my choices when voting?

Proposal 1 —	You may vote for or withhold your vote on one or more of the nominees.

Proposal 2 —	You may vote for or against the proposal, or you may abstain from voting your shares.

What vote is required to approve each proposal?

Proposal 1 —	Requires a plurality of the votes cast to elect a director (i.e., the three nominees receiving the greatest number of shares voted in person or by proxy will be elected).

Proposal 2 —	Requires the affirmative vote of a majority of the shares voted in person or by proxy.

Votes withheld and abstentions will be counted as present for purposes of determining whether a majority of shares is present to hold the annual meeting. Abstentions will not be counted in the tally of votes for or against a proposal. A withheld vote has the same effect as an abstention.

How will the votes be counted?

Representatives of Computershare Trust Company, N.A. will count the votes and serve as our inspector of election. The inspector of election will attend the annual meeting.

What if I do not vote and do not attend the annual meeting?

If you are a holder of record and you do not vote your shares, your shares will not be voted. If you sign your proxy card without giving specific instructions, your shares will be voted as the Board recommends.

If you hold shares in street name and you do not give your broker, bank, trustee or other record holder specific voting instructions, the rules of the New York Stock Exchange (NYSE) permit your record holder to vote your shares on both proposals at its discretion.

If you do not give your record holder specific voting instructions and your record holder does not vote, the votes will be broker non-votes. Broker non-votes will have no effect on the outcome of the election of directors and the other proposal. Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

AAM’s Board is divided into three classes with three of the directors standing for election each year. The term for directors elected this year will expire at the annual meeting of stockholders in 2010. Each of the nominees below has agreed to serve that term. If any nominee becomes unavailable prior to the annual meeting to serve as a director, the Board may select a replacement nominee or reduce the number of directors to be elected.

The Board proposes that nominees John A. Casesa, Elizabeth A. (Beth) Chappell and Dr. Henry T. Yang be elected to the Board for terms expiring in 2010. The Board unanimously approved these nominations based on the outstanding achievements, special competencies and integrity of each nominee. A biographical summary of the principal occupation, professional background and experience of each nominee and returning director is provided.

Your Board recommends a vote FOR each of the nominees.

Nominees for Director

JOHN A. CASESA
Age 44
John A. Casesa has served as Managing Partner of the Casesa Shapiro Group LLC since 2006. The Group makes actively-managed investments in targeted segments of the automotive industry and provides advisory services to corporate clients. Mr. Casesa served as Global Coordinator for Automotive Research and Managing Director at Merrill Lynch & Co. from 1999 to 2006. Previously, Mr. Casesa was a Managing Director and a member of the Investment Committee at the investment bank Wertheim Schroder & Co. He also served on the Marketing and Product Planning staff of General Motors. As one of Wall Street’s leading automotive analysts, Mr. Casesa has addressed numerous automotive industry conferences including the University of Michigan’s Management Briefing Seminars, the SAE Global Product Development Conference and the Automotive News World Congress. He is a past member of the Financial Accounting Standards Board User Advisor Council, the New York Stock Exchange Research Analyst Qualification Exam Committee and is a past president of the Automotive Analysts of New York.

ELIZABETH A. CHAPPELL
Age 49
Elizabeth A. (Beth) Chappell has served as President and Chief Executive Officer of the Detroit Economic Club since 2002. Previously, she served as Executive Vice President, Corporate Communications & Investor Relations for Compuware Corporation. From 1995 to 2000, Ms. Chappell was President and Chief Executive Officer of a consulting firm she founded, The Chappell Group, Inc. For 16 years, Ms. Chappell held executive positions at AT&T. Since 1999, Ms. Chappell has served on the Board of Directors of the Handleman Company. She also serves on a number of civic boards, including Brother Rice High School, Citizens Research Council, Detroit Regional Chamber, Airport Authority-Citizen’s Review Council, United Way Tocqueville Committee and Michigan Economic Development Corporation. Ms. Chappell is a former board member of the Karmanos Cancer Institute, Michigan Economic Growth Authority and Hospice of Michigan.	Director since 2004

DR. HENRY T. YANG
Age 66
Dr. Henry T. Yang is the Chancellor at the University of California, Santa Barbara, where he also serves as professor of mechanical engineering. Formerly the Dean of Engineering and Neil Armstrong Distinguished Professor in Aerospace Engineering at Purdue University, Dr. Yang is a nationally recognized expert in automotive and aerospace engineering. He holds a Ph.D. degree in engineering from Cornell University as well as four honorary doctorates. He is a member of the National Academy of Engineering. He is an active member of the Executive Committee of the American Association of Universities, the Steering Committee of the Association of Pacific Rim Universities and the Board of Trustees of University Research Association.	Director since 2004

Returning Directors
Directors — to hold office until 2008 Annual Meeting of Stockholders

RICHARD E. DAUCH
Age 64
Richard E. Dauch is Co-Founder, Chairman of the Board & Chief Executive Officer of AAM, and is also Chairman of the Executive Committee of the Board of Directors. He has been Chief Executive Officer and a member of the Board of Directors since the Company began operations in March 1994. In October 1997, he was named Chairman of the Board of Directors. He was also President of AAM from March 1994 through December 2000. Prior to March 1994, he spent 12 years at Chrysler Corporation, where he established the just-in-time materials management system and the three-shift manufacturing vehicle assembly process. He is a retired officer from the Chrysler Corporation. Mr. Dauch’s last position at Chrysler, in 1991, was Executive Vice President of Worldwide Manufacturing. Mr. Dauch also served as Group Vice President of Volkswagen of America, where he established the manufacturing facilities and organization for the successful launch of the first major automotive transplant in the United States. Mr. Dauch has more than 41 years of experience in the automotive industry. Mr. Dauch has been named the 1996 Worldwide Automotive Industry Leader of the Year by the Automotive Hall of Fame, the 1997 Manufacturer of the Year by the Michigan Manufacturers’ Association and the 1999 Michiganian of the Year by The Detroit News. In 2003, he received the Harvard Business School of Michigan Business Statesman Award, the Ernst & Young Entrepreneur of the Year Award and the Northwood University Outstanding Business Leader Award. Mr. Dauch currently serves as Honorary Vice Chairman of the National Association of Manufacturers (N.A.M.), where he previously served as Chairman. He has lectured extensively on the subject of manufacturing and authored the book, Passion for Manufacturing, which is distributed in colleges and universities globally and in several languages.	Director since 1994

WILLIAM P. MILLER II
Age 51
William P. Miller II has served as the Senior Investment Officer, Fund Management for the Ohio Public Employees Retirement System since August 2005. Previously, he served as Senior Risk Manager for the Abu Dhabi Investment Authority from April 2003. Mr. Miller was a risk management advisor for the Rockefeller Foundation, a non-profit foundation and an advisor to Africa Global from June 2002 to April 2003. From September 1996 to May 2002, he served as Senior Vice President and Independent Risk Oversight Officer for Commonfund Group, an investment management firm for educational institutions. Mr. Miller previously served as Director, Trading Operations and Asset Mix Management with General Motors Investment Management Corp. (having also held positions in treasury and engineering since 1974) and as a Financial Analyst with the U.S. Department of Transportation. Mr. Miller is a director of the Chicago Mercantile Exchange and a director of the BTOP50 Managed Futures family of funds. He is a member of the advisory board for the Kent State University Master of Science in Financial Engineering program and the Investment Risk Committee of the International Association of Financial Engineers. Until recently, Mr. Miller was a member of the Financial Accounting Standards Board’s User Advisory Council and a director of the Dubai International Financial Exchange. Mr. Miller is a chartered financial analyst and member of the Institute of Chartered Financial Analysts.	Director since 2005

LARRY K. SWITZER
Age 63
Larry K. Switzer retired as Chief Executive Officer of DANKA PLC, London, England, a global independent distributor of office equipment, in 2000. From 1994 to 1998, Mr. Switzer was Senior Executive Vice President and Chief Financial Officer of Fruit of the Loom, Inc. Previously, he served as Executive Vice President and Chief Financial Officer for Alco Standard Corporation and, from 1989 to 1992, Senior Vice President and Chief Financial Officer for S.C. Johnson & Son, Inc. Mr. Switzer has also held senior executive positions at Bendix Corp., White Motor Corp. and Gencorp.	Director since 2005

Directors — to hold office until 2009 Annual Meeting of Stockholders

FOREST J. FARMER
Age 66
Forest J. Farmer has served as Chairman of the Board, Chief Executive Officer & President of The Farmer Group, a holding company for four technology and manufacturing corporations, since 1998. Mr. Farmer is the President of Trillium Teamologies, an IT solutions provider located in Royal Oak, Michigan, and is Chairman of the Board & Chief Executive Officer of Enerflex Solutions LLC. Enerflex is a joint venture between The Farmer Group and the Woodbridge Corporation of Woodbridge, Ontario, Canada. In 1994, he retired from Chrysler Corporation after 26 years of service, which included six years as President of its Acustar automotive parts subsidiary. Mr. Farmer serves on the Boards of Directors of a number of corporations and organizations, including The Lubrizol Corporation, St. John’s Hospital System and Saturn Electronics Corporation.	Director since 1999

RICHARD C. LAPPIN
Age 62
Richard C. Lappin retired in 2004 as Chairman of the Board of Haynes International, Inc. Previously, he served as Senior Managing Director of The Blackstone Group L.P., where he was a member of the Private Equity Group from 1998 to 2002. He also helped monitor the operations of Blackstone Capital Partners portfolio companies and evaluated business strategy options. From 1989 to 1998, Mr. Lappin served as President of Farley Industries, which included West Point-Pepperell, Inc., Acme Boot Company, Inc., Tool and Engineering, Inc., Magnus Metals, Inc. and Fruit of the Loom, Inc. He also served as President and Chief Executive Officer of Doehler-Jarvis and Southern Fastening Systems, and he has held senior executive positions with Champion Spark Plug Company and RTE Corporation. Since 1999, Mr. Lappin has served on the Board of Directors of Clark, Inc. (Clark Consulting).	Director since 1999

THOMAS K. WALKER
Age 66
Thomas K. Walker is Chairman of the Board & Chief Executive Officer of Lackawanna Acquisition Corporation and is the former President of Amcast Automotive, where from 1995 to 1999 he directed all activities for the $300 million automotive group. Previously, he held senior executive positions with ITT Automotive and Allied-Signal Automotive Catalyst Co. He also served in various manufacturing and engineering leadership positions with Volkswagen of America and with General Motors Corporation, where he began his 40-year career in the automotive industry. Mr. Walker serves on the National Advisory Board for Michigan Technological University.	Director since 1999

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that meet or exceed the requirements of the NYSE listing standards. AAM’s Corporate Governance Guidelines are available on our website at www.aam.com.

Board Structure and Self-Evaluation

The Board has nine members and is equally divided into three classes. Directors serve for staggered three-year terms. The Board believes that the staggered election of directors helps to maintain continuity and ensures that a majority of directors at any given time will have in-depth knowledge of the Company. The Board and the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee each conduct an annual self-evaluation in order to monitor and continuously improve the effectiveness of the Board and its committees.

Director Independence

AAM’s Corporate Governance Guidelines provide that at least a majority of the members of the Board and each member of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee meet the independence criteria of the NYSE listing standards. In addition, the Board has established Director Independence Guidelines to assist in determining the independence of our directors. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. The Board considers all relevant facts and circumstances of which it is aware in making an independence determination. The Director Independence Guidelines are included in AAM’s Corporate Governance Guidelines, which are available on our website at www.aam.com.

Based on the independence criteria of the NYSE listing standards and our Director Independence Guidelines, the Board affirmatively determined in February 2006 that each of the following directors are independent: Elizabeth A. (Beth) Chappell, Forest J. Farmer, Richard C. Lappin, William P. Miller II, Larry K. Switzer, Thomas K. Walker and Dr. Henry T. Yang. None of the directors who qualify as independent has a business, financial, family or other type of relationship with AAM (other than as a director and stockholder of AAM), except for one relationship that is immaterial under the independence standards. One director had a relationship with an entity that was reviewed by the Board under the Company’s categorical independence standard and the NYSE listing standard covering payments for properties or services exceeding the greater of $1 million or two percent of the annual consolidated gross revenues of the outside entity. In this instance, the director is an officer of a non-profit organization that received sponsorship fees from AAM that were significantly less than the NYSE listing standard or the Company’s categorical standard. The Board determined that the relationship was immaterial and does not impair the director’s independence.

In February 2007, applying the same standards, the Board determined that director nominee John A. Casesa is also independent from the Company. If all nominees are elected by our stockholders at the 2007 annual meeting, AAM’s nine-member Board will have eight independent directors.

The Co-Founder, Chairman of the Board & CEO, Richard E. Dauch, an AAM employee, and B.G. Mathis, who is related to an AAM executive, are not independent from the Company.

Executive Sessions of Non-Management and Independent Directors

Non-management directors meet in executive session without AAM management present at the end of each scheduled Board meeting. Independent directors meet in executive session without AAM management present at least once each year. Thomas K. Walker, an independent director, has been selected by the Board to preside at each executive session.

Stockholder Communication with the Board

Stockholders or other interested parties may communicate with the Board through the Secretary of AAM by mail at One Dauch Drive, Detroit, Michigan 48211-1198 or by e-mail at AAMBoardofDirectors@aam.com.

The Board has instructed the Secretary to review all such communications and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters and personal grievances. However, any director may at any time request the Secretary to forward any communications received by the Secretary but not forwarded to the directors.

Code of Business Conduct

AAM has adopted a Code of Business Conduct that is designed to assist all AAM associates, executive officers and members of the Board in conducting AAM’s business with the highest standards of ethics and integrity. Included in the Code of Business Conduct is a Code of Ethics for AAM’s CEO, CFO, CAO and other senior financial officers. The Board annually reviews the Code of Business Conduct, which is available on our website at www.aam.com. A copy also may be obtained by any stockholder upon request to the AAM Investor Relations Department.

Related Person Transactions Policy

In October 2006, the Board adopted a written policy containing procedures for the review, approval and monitoring of transactions involving AAM and related persons as defined in the policy. This policy supplements AAM’s other conflict of interest policies as set forth in AAM’s Code of Business Conduct. The Board has delegated to the Audit Committee the responsibility for reviewing and approving all related person transactions in accordance with the policy.

Transactions covered by the policy include any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which:

•	AAM is or is expected to be a participant;
•	the amount involved exceeds $100,000; and
•	a related person has or will have a direct or indirect material interest.

A transaction between AAM and a related person is not subject to this policy if the transaction:

•	is available to all employees generally;
•	involves less than $5,000 when aggregated with all similar transactions; or
•	involves compensation of an executive officer that is approved by the Compensation Committee.

A related person includes directors and executive officers and their immediate family members, stockholders owning more than five percent of the Company’s outstanding common stock as of the last completed fiscal year, and any entity owned or controlled by any one of these persons.

A related person transaction will be permitted only if the transaction is approved by the Audit Committee and is on terms comparable to those available to unrelated third parties. Any related person transaction involving a member of the Audit Committee must be presented to disinterested members of the full Board for review.

In considering a transaction, the Audit Committee and/or the Board may consider the following factors, as applicable:

•	the Company’s business reasons for entering into the transaction;
•	the alternatives to entering into a related person transaction;
•	the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts;

•	the extent of the related person’s interest in the transaction; and
•	the transaction is in the best interests of AAM.

Every director and executive officer is required to report any existing or contemplated related person transaction to AAM’s Vice President, Chief Administrative Officer & Secretary for presentation to the Audit Committee.

Richard E. Dauch’s son, Richard F. Dauch, is Executive Vice President — Worldwide Manufacturing of AAM. Richard F. Dauch earned $417,700 in base salary and annual bonus in 2006. His compensation was approved by the Compensation Committee. B.G. Mathis’ son, Robert W. Mathis, is Director Human Resource Operations at AAM. Robert W. Mathis earned $163,319 in base salary and annual bonus in 2006. As of the date of the Proxy Statement, no other existing or contemplated related person transactions have been brought to the attention of the Secretary, the Audit Committee or the Board.

Board Committee Composition

The Board held four regularly scheduled meetings and two special meetings during 2006. Directors are expected to attend all Board meetings, meetings of the committees on which they serve and stockholder meetings. During 2006, all directors attended 100 percent of the meetings of the Board and the committees on which they served. All directors attended the 2006 annual meeting of stockholders. The following table shows the Board committee membership and the number of committee meetings held during 2006.

Committee Membership in 2006

Nominating/
		Compen-	Corporate
	Audit	sation	Governance	Executive	Technology
Name of Director	Committee	Committee	Committee	Committee	Committee
Richard E. Dauch				Chairman
Elizabeth A. Chappell		X
Forest J. Farmer		Chairman	X	X
Richard C. Lappin	X		Chairman		X
B.G. Mathis
William P. Miller II	X				X
Larry K. Switzer	X
Thomas K. Walker	Chairman	X	X	X	X
Dr. Henry T. Yang					Chairman
Number of Meetings in 2006	5	4	4	1	4

Audit Committee

The Audit Committee provides assistance to the Board with respect to: the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors’ qualifications and independence, and the performance of our internal audit function and independent auditors. The Audit Committee operates under a written charter that was amended and restated in October 2006. The Audit Committee Charter is attached as Appendix A and is available on AAM’s website at www.aam.com.

During 2006, Mr. Walker served as Chairman and Mr. Lappin, Mr. Miller and Mr. Switzer served as members of the Audit Committee. In February 2007, the Board appointed Mr. Miller as Chairman of the Audit Committee and appointed Mr. Switzer and Mr. Walker to continue to serve on the Audit Committee in 2007.

Of the current members of the Audit Committee, Mr. Miller and Mr. Switzer, both of whom are independent directors, qualify as audit committee financial experts as defined by SEC rules. The Board made a qualitative assessment of Mr. Miller’s and Mr. Switzer’s knowledge and experience based on a number of factors. For Mr. Miller, the Board considered, among other things, his current activities as Senior Investment Officer, Fund Management for the Ohio Public Employees Retirement System, and his board service on the Chicago Mercantile Exchange and the BTOP50 Managed Futures family of funds. For Mr. Switzer, the Board considered, among other things, his experience as a chief financial officer of Fruit of the Loom, Inc., Alco Standard Corporation and S.C. Johnson & Son, Inc.

Compensation Committee

The Compensation Committee is responsible for the following:

•	establishing and reviewing AAM’s compensation philosophy and programs with respect to our executive officers;
•	approving executive officer compensation with a view to support AAM’s business strategies and objectives;
•	recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans and certain other compensation matters, including director compensation;
•	overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement or annual report filed on Form 10-K; and
•	producing the Compensation Committee Report for inclusion in our annual proxy statement or annual report filed on Form 10-K.

The Compensation Committee periodically reviews the compensation of our executive officers and, in the course of its determinations as to appropriate levels of compensation, considers the CEO’s recommendations based on each executive officer’s individual responsibility, performance and overall contribution. See Determining Compensation in the Compensation Discussion and Analysis below.

The Compensation Committee has delegated to its Chairman the authority, between Compensation Committee meetings, to grant equity awards to newly hired executives upon the recommendation of the CEO and the Vice President — Human Resources. The Chairman’s authority is limited to equity awards that are within the ranges previously established by the Compensation Committee. All equity awards approved under this procedure must be presented to the Compensation Committee at its next regularly scheduled meeting.

The Compensation Committee operates under a written charter that was amended and restated in October 2006 and is available on our website at www.aam.com.

The Compensation Committee has selected Towers Perrin as its independent compensation consultant to advise the Compensation Committee on matters related to director and executive officer compensation and compensation programs for other AAM executives. During 2006, Towers Perrin provided advice with respect to compensation of non-employee directors, including a review of equity awards and stock ownership guidelines for directors.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee’s primary responsibilities are to:

•	identify qualified individuals to serve on the Board;
•	review our Corporate Governance Guidelines and Code of Business Conduct and recommend changes as appropriate; and
•	oversee and approve the process for succession planning for the CEO and other executive officers.

The Nominating/Corporate Governance Committee operates under a written charter that is available on our website at www.aam.com. Mr. Lappin served as Chairman of the Nominating/Corporate Governance Committee during 2006. In February 2007, the Board appointed Mr. Walker as Chairman of the Nominating/Corporate Governance Committee.

Selection Process for Director Nominees.  In consultation with the Co-Founder, Chairman & CEO, the Nominating/Corporate Governance Committee identifies, evaluates and recommends potential candidates for membership on the Board. The Nominating/Corporate Governance Committee conducts all necessary and appropriate inquiries into the backgrounds and qualifications of the candidates and considers questions of independence and possible conflicts of interest. Based on the Nominating/Corporate Governance Committee’s evaluation, it recommends those candidates who meet the Board’s criteria for further consideration and interviews by the Nominating/Corporate Governance Committee and other directors. The Nominating/Corporate Governance Committee then submits its recommended nominees to the Board for approval and nomination.

Before the Board nominates an incumbent director for re-election by our stockholders, the incumbent director may be evaluated by the Nominating/Corporate Governance Committee and/or the Board. This evaluation is based on, among other things, the incumbent director’s meeting attendance record and contributions to the activities of the Board.

The Nominating/Corporate Governance Committee considers recommendations of potential candidates from Board members, our CEO and our stockholders. Mr. R.E. Dauch recommended current nominee John A. Casesa for consideration by the Nominating/Corporate Governance Committee and the Board based upon Mr. Casesa’s knowledge of and experience in the automotive industry.

Director Qualifications.  AAM’s Corporate Governance Guidelines provide the qualifications for Board membership. Candidates for director nominees to the AAM Board are reviewed in consideration of the current composition of the Board, the operating requirements of the Company and the interests of stockholders. Although specific qualifications may vary from time to time, desired qualities and characteristics include:

•	high ethical character and shared values with AAM;
•	loyalty to AAM and concern for its success and welfare;
•	high-level leadership experience and achievement at a policy-making level in business or in educational or professional activities;
•	knowledge of issues affecting AAM;
•	the ability to contribute special competencies to Board activities, such as financial, technical, international business or other expertise, or industry knowledge;
•	willingness to apply sound, independent business judgment;
•	awareness of a director’s vital role in AAM’s good corporate citizenship and corporate image; and
•	sufficient time and availability to effectively carry out a director’s duties.

For director candidates recommended by stockholders, the Nominating/Corporate Governance Committee follows the procedures described below in Other Matters, Stockholder Proposals for 2008 Annual Meeting. The Nominating/Corporate Governance Committee will evaluate candidates recommended by stockholders using substantially the same criteria as it uses in evaluating director candidates recommended by our Board members or CEO.

Executive Committee

The Executive Committee exercises the authority of the Board during the intervals between Board meetings and does not meet on a regular basis. Its members are identified in the Committee Membership in 2006 table above.

Technology Committee

The Technology Committee oversees and provides advice to AAM regarding AAM’s product, process and systems technology. Its members are identified in the Committee Membership in 2006 table above.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Background

AAM’s success is dependent on our ability to compete in the highly competitive global automotive industry. In 2006, we made significant adjustments in our business to address the unprecedented structural change occurring in the domestic automotive industry, including the continuing market share erosion of our major customers. We took actions to realign and resize our production capacity and cost structure to meet current and projected operational and market requirements. We took steps to reduce our workforce, redeploy machinery and equipment and rationalize our U.S. production capacity. We also constructed new manufacturing facilities in China and Poland and continued to expand operations in Mexico and Brazil. The costs associated with these restructuring actions had a significant impact on our 2006 consolidated financial performance. We incurred special charges and recognized asset impairments as a result of these actions. We believe these actions position us for future growth in the global automotive industry.

A description of industry trends and competition and our restructuring actions and special charges is included in our 2006 Annual Report on Form 10-K filed with the SEC on February 21, 2007.

Leadership

Our ability to compete in the highly competitive global automotive marketplace is dependent on the effectiveness of our leadership team. Our leaders are responsible for driving the level of corporate and individual performance required to succeed in a competitive environment that places new demands on our ingenuity, innovation and resourcefulness each and every workday. They must continue to make proactive, often difficult decisions and provide direction during these challenging times.

The Compensation Committee and the Board believe that AAM’s experienced and well-regarded management team is essential to AAM’s success. AAM’s Co-Founder, Chairman & CEO, Richard E. Dauch, has more than 41 years of automotive experience and is a recognized leader in the industry. The four other executive officers listed in the Summary Compensation Table (named executives) have held progressively more responsible positions with the Company and have demonstrated their dedication and commitment to AAM. The same can be said of all our executive officers.

Structural Change

As with many aspects of our business, AAM’s compensation and benefit programs for U.S. salaried associates, including executive officers, are undergoing significant change. During 2006, we implemented the following changes with the approval of the Compensation Committee and the Board:

•	Amended AAM’s U.S. salaried defined benefit pension plans (including the Supplemental Executive Retirement Plan (SERP)) to transition to a defined contribution approach for all our salaried retirement programs;
•	Increased the maximum Company match to the defined contribution, or 401(k), plan for eligible U.S. salaried associates; and
•	Reduced or eliminated other postretiree benefits for U.S. salaried associates, including certain named executives, subject to grandfather provisions.

These changes were implemented to reduce AAM’s structural costs and to align our compensation and benefit programs with the competitive conditions of the global automotive marketplace. These and other restructuring actions generally impact our entire workforce, including executive officers, who are being asked to overcome the challenges facing our Company in a highly competitive industry environment. We may adjust our compensation programs as we restructure, resize and strive to profitably grow our global business.

Executive Compensation Objectives

Our executive compensation programs reflect our results-oriented corporate culture that rewards achievement of aggressive goals. Our compensation program for executive officers is designed to attract, retain, motivate and reward talented executives who will advance our strategic, operational and financial objectives and thereby enhance stockholder value.

The following principles are considered in setting compensation programs and pay levels:

•	Compensation and benefit programs offered by AAM should appropriately reflect the size and financial resources of our Company in order to maintain long-term viability. These programs should be increasingly market-based (rather than legacy) and competitive, without limiting our ability to adequately invest in our business. This approach supports our efforts to maintain a viable and sustainable global enterprise for the future as we develop and expand our global footprint.

•	Compensation should reward Company and individual performance. Our programs should strive to deliver competitive compensation for exceptional individual and Company performance as compared to companies in our competitor peer group[1] and others with whom we compete for executive talent.

•	Compensation of executive officers should be predominately performance-based. As associates progress to higher levels in the Company and assume key leadership positions, a greater proportion of their compensation should be linked to Company performance and stockholder returns. As discussed below, our performance is measured against financial and operational goals and objectives. We also place emphasis on relative performance with our competitor peer group.

•	The objectives of rewarding performance and retention should be balanced. In periods of temporary downturns in Company performance, particularly when driven by unanticipated industry events or customer decisions, our compensation programs should continue to ensure

1 AAM’s competitor peer group consists of ArvinMeritor, Inc., Autoliv, Inc., BorgWarner, Inc., Collins & Aikman Corporation, Dana Corporation, Delphi Corporation, Dura Automotive Systems, Inc., Lear Corporation, Magna International, Inc., Tenneco Automotive, Inc., Tower Automotive, Inc. and Visteon Corporation.

that high-achieving, marketable executives remain motivated and committed to AAM. This principle is essential to our effort to encourage our leaders to remain with AAM for long and productive careers.

•	Compensation should foster the long-term focus required for success in the global automotive industry. We believe that long-term incentive compensation will motivate executive officers to deliver long-term value to our stockholders. Executives at higher levels in our Company should have a greater proportion of their compensation tied to longer-term performance because they are in a better position to influence longer-term results. This approach supports strategic decision-making and actions that will serve the long-term interest of AAM and aligns the interests of executive officers and stockholders.

•	Executive officers should be AAM stockholders. Stock ownership aligns our executive officers’ interests with those of our stockholders. They should be required to maintain ownership of AAM stock at a level appropriate for their position in the Company. AAM’s long-term equity-based compensation program should facilitate stock ownership and link a portion of compensation to stock price appreciation.

•	Compensation and benefit programs for executive officers should be fair in consideration of each executive’s level of responsibility and contribution to AAM. While individual pay levels and benefit packages will reflect differences in job responsibilities, geography and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the Company.

Determining Compensation

The Compensation Committee’s process for determining compensation levels for executive officers differs depending upon the compensation element and the position of the individual being considered. For each executive officer, the Compensation Committee annually reviews each element of compensation described below in consultation with the Co-Founder, Chairman & CEO. A number of factors are considered in determining individual compensation levels, including performance of the individual and the business unit or function under his or her leadership, the Company’s performance, and economic and business conditions affecting AAM at the time of the review. Management and external sources provide relevant information and analyses as the Compensation Committee deems appropriate. Competitive market data may be considered from time to time, but we do not set compensation levels at a targeted percentile or rely solely on such data to make compensation decisions. While substantially guided by the applicable performance metrics of our programs, the Compensation Committee retains authority to exercise its judgment when approving pool and individual awards.

With respect to the CEO, the Compensation Committee meets in executive session to assess annual Company and individual performance. Subject to the terms of the CEO’s employment agreement, the Compensation Committee determines Mr. R.E. Dauch’s compensation based on the factors the Compensation Committee, in its discretion, considers relevant and in the best interest of AAM.

For purposes of reviewing total compensation and considering potential payments to executive officers upon termination of employment or a change in control, the Compensation Committee reviewed in October 2006 tally sheets for the named executive officers. The elements and calculations reviewed are substantially similar to the information provided in the tabular disclosure for each named executive officer in Potential Payments Upon Termination or Change in Control below. Following the 2006 review, the Compensation Committee decided to review tally sheets for selected executive officers on an annual basis.

The Compensation Committee’s review of AAM’s compensation and benefit programs is an ongoing process. In the context of ongoing structural change and continuous improvement, management continually evaluates the cost and effectiveness of the Company’s programs and requests Compensation Committee review and approval of recommended changes as appropriate.

Elements of Compensation

The principal elements of compensation of our executive officers are:

•	base salary;
•	annual cash incentive;
•	long-term equity-based incentives; and
•	benefits and perquisites.

Although all executive officers are eligible to participate in the same compensation and benefit programs offered by AAM, our CEO is the only executive officer whose pay is governed by an employment agreement. The terms of Mr. R.E. Dauch’s employment agreement are described in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards table.

The discussion below of the elements of compensation applies to executive officers, including our named executives. The compensation of Mr. R.E. Dauch is discussed separately in Compensation of Co-Founder, Chairman & CEO below.

Base Salary.  Base salary is a fixed element of cash compensation for executive officers. The Compensation Committee reviews base salaries of executive officers on an annual basis. Adjustments to individual base salaries of executive officers are made in conjunction with the annual review process described in Determining Compensation above.

Base salaries for executive officers are adjusted annually through annual merit increases. Salary increases for executive officers are included in our budget for AAM’s annual merit program for U.S. salaried associates. Under this program, the Compensation Committee establishes a merit pool in the fourth quarter of each year to pay merit salary increases in the following year.

In establishing the merit pool, the Compensation Committee considers compensation surveys by recognized independent consultants and professional organizations that project salary budget increases for salaried employees at comparable companies, including members of AAM’s competitor peer group and other automotive suppliers with operations in the U.S. The Compensation Committee approves adjustments to the merit pool to remain competitive with industry pay averages for salaried associates. In October 2006, the Compensation Committee approved a merit pool equivalent to a 3.5 percent average 2007 increase for our U.S. salaried associates.

Annual Cash Incentive.  Annual incentive compensation is designed to align executive officer pay with AAM’s annual performance, measured by our achievement of financial targets established under our Incentive Compensation Plan for Executive Officers. Cash incentive awards for the named executives are permitted to the extent the Company meets or exceeds annual performance targets set by the Compensation Committee. Individual awards may be adjusted by the Compensation Committee based on the CEO’s review of individual performance.

Under our incentive compensation plan, the performance factors used to measure performance and calculate bonus awards are: (1) net income as a percentage of sales, (2) after-tax return on invested capital (ROIC) and (3) net operating cash flow. These factors are consistent with the overall performance goals and long-term strategic direction that the Board has set for our Company. We believe that an emphasis on these factors aligns the interests of management and our stockholders.

The calculations of ROIC and net operating cash flow, which are non-GAAP financial measures, are set forth in Management’s Discussion and Analysis under Supplemental Financial Data in our 2006 Annual Report on Form 10-K filed with the SEC on February 21, 2007.

Net income as a percentage of sales is a key indicator of the Company’s financial and operational performance. ROIC is a meaningful measure for us because it reflects how efficiently and effectively we deploy our capital, which is particularly important given the cost competitive, capital intensive nature of our industry. We believe that sustained returns on invested capital in excess of our Company’s cost of capital create value for our stockholders over the long-term. Net operating cash flow is also a meaningful performance measure because it is commonly used by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders.

In October 2005, the Compensation Committee weighted each performance factor equally for the 2006 performance period. For each of these factors, the Compensation Committee established target and threshold levels of performance and then designed a formula scaled to performance that can be more or less than target. Target and threshold award levels for net income as a percentage of sales and ROIC were established based on a review of our competitor peer group benchmarks for the three most recently completed fiscal years (2002-2004). Target performance levels are intended to be aggressive but achievable metrics based on industry conditions known at the time they are established. For 2006, the target level payout for all three performance factors was set at 100 percent of base salary for executive officers (other than the CEO).

For 2006, the threshold award level for net income as a percentage of sales was set at one percent and the target award level at three percent. The target level of performance for 2006 net income as a percentage of sales was established to meet the performance of the top one third of our competitor peer group for the three most recently completed fiscal years.

The threshold award level for ROIC was set at four percent and the target award level at nine percent for the 2006 performance year. The target level of performance for 2006 ROIC was set more than 600 basis points higher than the average of our competitor peer group for the three most recently completed fiscal years. This target level of performance exceeded the objective of being at least 200 basis points higher than such competitor peer group average.

The threshold award level for net operating cash flow was set at 50 percent of our budgeted net operating cash flow and the target award level at 100 percent of our budgeted net operating cash flow for the 2006 performance year.

In the first quarter of each year, the Compensation Committee meets to review the Company’s financial results for the previous year and determine the degree to which performance targets have been achieved. In January 2007, the Compensation Committee determined that the Company did not achieve the stated threshold performance goals in 2006. As discussed above, AAM’s 2006 consolidated financial performance was impacted by the costs associated with the significant adjustments we made in our business to address the unprecedented structural change occurring in the U.S. domestic automotive industry. Unanticipated customer decisions also had an impact on our financial results. These special charges and customer decisions were unanticipated at the time the Compensation Committee established the 2006 performance targets under the incentive compensation plan.

The Compensation Committee recognized that management’s actions in 2006 were in the best long-term interest of AAM and that the payment of annual incentive awards to our executives, including executive officers, would help motivate and reward our leadership for their commitment and accomplishments during this period of unprecedented structural change in the U.S. domestic automotive industry.

The Compensation Committee concluded that it would be in the best interest of AAM if the incentive compensation plans were amended to give the Compensation Committee discretion to adjust the method of calculating the attainment of performance goals in recognition of: (1) unanticipated special charges or gains, (2) unanticipated industry-wide factors affecting Company performance or (3) unanticipated customer decisions affecting Company performance.

On February 1, 2007, upon the recommendation of the Compensation Committee, the Board approved amendments to our incentive compensation plans for executive officers and non-officer executives effective January 1, 2006. As amended, the plans permit the Compensation Committee to make adjustments to annual incentive awards based on the three performance factors described above. The Amended and Restated Incentive Plan for Executive Officers was filed as an exhibit to our 2006 Annual Report on Form 10-K filed with the SEC on February 21, 2007.

On February 1, 2007, the Compensation Committee approved the funding of 2006 incentive awards at an average of approximately 50 percent of annual base salary for executive officers (other than the CEO). These awards were determined based on our achievement of the threshold performance goals established by the Compensation Committee for 2006, after excluding the impact of the unanticipated special charges and unanticipated customer decisions affecting Company performance discussed above.

The Compensation Committee approved cash awards to the named executives that were paid on March 15, 2007. These awards are shown in the Summary Compensation Table.

For the 2007 performance period, target and threshold award levels for net income as a percentage of sales and ROIC were established based on a review of our competitor peer group benchmarks for the three most recently completed years (2003-2005). Based on this review and on industry conditions at the time, the Compensation Committee approved the incentive criteria for the 2007 performance period in October 2006 consistent with those established for the 2006 performance period, including the same weighting of the bonus factors and the same target and threshold levels of performance. For 2007, the target level payout for all three performance factors was set at 100 percent of base salary for executive officers (other than the CEO).

Long-Term Incentives.  Long-term incentive compensation is designed to:

•	align executive officer and stockholder interests;
•	facilitate stock ownership among executive officers;
•	reward achievement of long-term performance goals; and
•	provide incentives for executive retention;

The Compensation Committee reviews and approves annual grants of long-term incentives to executive officers within a range established by the Compensation Committee. Individual awards are based on each executive officer’s level of responsibility, performance and other special circumstances as recommended by the CEO. Long-term incentive awards are made under the 1999 Restated American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan (Stock Incentive Plan). The terms of the long-term incentive awards granted to named executive officers are described in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards table.

We believe that the balanced use of stock options, PARS and RSUs (defined below) is consistent with our compensation objectives. Stock options, PARS and RSUs have a value tied to share price and are subject to vesting schedules that require continued service with AAM. PARS and RSUs provide value to our executives with the passage of time, and therefore serve as a reward and retention tool. PARS and RSUs also facilitate stock ownership. Stock options further align the interests of our executive officers and our stockholders as options only have value to the extent the price of our common stock on the exercise date exceeds the option grant price. Stock options provide motivation for our executive officers to focus on long-term stockholder value.

The Compensation Committee selected total stockholder return as the sole determinant of acceleration of PARS and RSUs. The acceleration provisions of PARS and RSUs motivate our executives to build long-term value for our stockholders above that of our competitor peer group. In combination with the performance metrics of our incentive compensation plan for executive officers discussed above, these metrics balance strategic, operational and financial performance with stockholder value creation. See Narrative to Summary Compensation Table and Grants of Plan-Based Awards table for a description of the stated threshold requirements for acceleration of PARS and RSUs.

In 2006, executive officers received a combination of stock options, PARS and RSUs. The 2006 equity awards granted to the named executive officers are shown in the Grants of Plan-Based Awards and Outstanding Equity Awards tables.

2007 Compensation Decisions Affecting Named Executives

On March 14, 2007, the Compensation Committee decided on the following compensation levels for our named executives:

Named Executive	Base Salary	2006 Bonus Awards	Long-Term Incentives
Michael K. Simonte VP – Finance & CFO	$240,400 (reflecting 4.5% increase)	$125,000, payable March 15, 2007	10,000 stock options, 3,600 PARS and 2,400 RSUs (granted March 14, 2007)
Yogen N. Rahangdale President & COO	$335,300 (reflecting 4% increase)	$165,000, payable March 15, 2007	40,000 stock options, 14,400 PARS and 9,600 RSUs (granted March 14, 2007)
David C. Dauch EVP – Commercial & Strategic Development	$300,300 (reflecting 5% increase)	$150,000, payable March 15, 2007	13,000 stock options, 4,500 PARS and 3,000 RSUs (granted March 14, 2007)
Marion A. Cumo, Sr. VP – Special Projects	$275,800 (reflecting 3% increase)	$120,000, payable March 15, 2007	9,000 stock options, 3,000 PARS and 2,000 RSUs (granted March 14, 2007)

In determining these compensation levels, the Compensation Committee considered, among other factors, the named executives’ leadership in (1) implementing the restructuring actions taken in 2006 in support of AAM’s strategic objectives, (2) establishing two new manufacturing facilities in China and Poland and (3) successfully launching the General Motors full-size SUV and pickup truck (GMT 900) program.

Equity Grant Practices.  AAM does not permit and has not permitted backdating, spring loading or other timing of options with the release of material, non-public information.

AAM generally makes grants to its executive officers and other executives on an annual basis, subject to the approval of the Compensation Committee. Historically, we have made these grants in the first quarter of each year to coincide with the communication to executive officers of their annual cash incentive awards for the previous year’s performance. This timing increases the impact of the awards by strengthening the link between pay and performance.

As described above in Long-Term Incentives, the Compensation Committee approves annual equity awards to eligible executives and executive officers. The Compensation Committee has delegated to its Chairman the authority, between Compensation Committee meetings, to grant equity awards to new hires upon the recommendation of our Co-Founder, Chairman & CEO and Vice-President — Human Resources. The Chairman’s authority is limited to equity awards within the ranges established by the Compensation Committee. All equity awards approved under this procedure must be presented to the Compensation Committee at its next regularly scheduled meeting.

In October 2006, the Compensation Committee adopted a written procedure related to grants of equity awards. This procedure states, among other things, that the grant date of an equity award is the date of Compensation Committee approval, and the exercise price of a stock option is the closing price of our common stock on the date of grant. Equity awards made in March 2006 to our named executive officers are shown in the Grants of Plan-Based Awards table.

Our securities trading policy states that executive officers and directors may not purchase or sell puts or calls to sell or buy our stock, engage in short sales with respect to our stock or buy our securities on margin.

Management’s Stock Ownership Requirements.  The Compensation Committee established the following stock ownership requirements in October 2004. Based on the market value of our common stock, ownership requirements are determined as a multiple of each executive officer’s base salary.

Multiple of
Position	Base Salary

Co-Founder, Chairman & CEO	5
President & COO; Vice Chairman	3
Executive Vice President	2
Vice President	1

Stock ownership levels must be attained within five years from October 2004 or, for new executive officers, within five years from the date of becoming an officer. If compliance is not achieved in five years, 50 percent of an executive officer’s annual cash incentive award will be awarded as restricted stock until the applicable level is attained. Ownership requirements must be maintained until retirement. Shares owned directly (including restricted stock) or through AAM’s 401(k) plan are considered in determining stock ownership levels. Unexercised stock options and RSUs are not considered in determining stock ownership levels for executive officers.

Our Co-Founder, Chairman & CEO’s stock ownership exceeds the requirement for his position. All other executive officers have met or are on target to meet the stock ownership requirements for their respective positions.

Benefits.  Our executive officers participate in the full range of benefits and retirement plans provided to all U.S. salaried associates. We target our overall benefits package to be competitive with that of other companies with which we compete for associates.

The most senior executives of AAM, a group of approximately 50 (including executive officers), participate in a program of supplemental benefits specific to this group. We provide these senior executives with supplemental life, supplemental disability, umbrella liability and travel accident insurance benefits. The benefits provided in this program are designed, in the aggregate, to be competitive with those provided to executives in comparable positions at companies in our competitor peer group.

Executive officers are eligible to participate in AAM’s qualified and nonqualified defined benefit pension plans and 401(k) plan. They are also eligible to participate in a nonqualified deferred compensation plan that permits deferrals of a portion of base salary and/or annual cash incentive compensation on a pre-tax basis. These plans are described in the Pension Benefits, Nonqualified Deferred Compensation and Potential Payments Upon Termination or Change in Control sections below. In addition, executive officers are eligible to receive certain postretiree benefits upon retirement from AAM.

During 2006, we reviewed the retirement benefit programs for AAM’s U.S. salaried associates, including executive officers, to ensure that the programs were cost competitive and effective in supporting our efforts to attract and retain a skilled and talented salaried workforce. Our review included competitive benchmarking of the benefits offered by companies with which we may compete for talent, analysis of structural costs and funding requirements of various alternatives and consideration of the impact to plan participants. In 2006, we amended the U.S. salaried defined benefit pension plans (including the SERP) to transition to a defined contribution approach, increased the maximum Company match to the 401(k) plan and reduced or eliminated other postretiree benefits for U.S. salaried associates.

We believe these actions resulted in a competitive retirement program that recognizes and rewards service while maintaining a cost structure that will permit AAM to adequately invest in our business and compete in the global automotive industry.

Perquisites.  AAM provides a limited number of perquisites for senior executives, including executive officers, which are described in the footnotes to the Summary Compensation Table. The most significant perquisite we provide is the use of a Company-provided vehicle that has substantial AAM content. This perquisite is common among automotive suppliers.

AAM does not own corporate aircraft and does not provide leased aircraft for personal use.

AAM does not pay for country club memberships.

AAM does not make loans to executive officers.

Compensation of Co-Founder, Chairman & CEO

Mr. R.E. Dauch’s compensation is governed by an employment agreement that is described in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards table below. The CEO’s compensation arrangements are structured in consideration of the extraordinary value of his leadership and service to AAM since he co-founded the Company in 1994.

The primary elements of the CEO’s compensation are: (1) base salary, (2) annual cash bonus, (3) long-term incentives and (4) benefits and perquisites.

Base Salary.  Base salary is determined by the Compensation Committee as part of our annual compensation review process. Annual adjustments to base salary are made at the discretion of the Compensation Committee in consideration of Company performance and Mr. R.E. Dauch’s achievements as CEO. The specific factors considered may differ from year to year. Base salary for 2006 is shown in the Summary Compensation Table and discussed below.

Annual Cash Bonus.  Mr. R.E. Dauch is eligible for an annual cash bonus based on the Compensation Committee’s assessment of Company performance as compared to that of our competitor peer group. The factors considered in determining his annual cash bonus are described in his employment agreement. See Narrative to Summary Compensation Table and Grants of Plan-Based Awards table below. The annual cash bonus earned in 2006 is shown in the Summary Compensation Table.

Long-Term Incentives.  Under his employment agreement, Mr. R.E. Dauch is entitled to a grant of 300,000 nonqualified stock options each year. From 2005 through 2007, the Compensation Committee granted Mr. R.E. Dauch an annual combined award of stock options, PARS and RSUs. This mix of equity awards is similar to our long-term incentive program for other executive officers. These equity awards have the same vesting and other terms as those granted to other executive officers. In connection with the employment agreement extension dated November 3, 2005, AAM awarded R.E. Dauch 180,000 restricted shares and 120,000 restricted stock units. These awards will vest at the end of the extended term on December 31, 2009, subject to earlier vesting or forfeiture as described in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards table.

Benefits and Perquisites.  Except as noted below, Mr. R.E. Dauch participates in the same benefit programs provided for other senior executives, including executive officers. In addition, under his employment agreement, AAM provides Mr. R.E. Dauch with the use of an additional Company vehicle and reimburses him for his purchase of a $5,000,000 life insurance policy. Perquisites provided to the CEO in 2006 are described in the Summary Compensation Table below.

During 2006, the Compensation Committee approved an amendment to Mr. R.E. Dauch’s employment agreement to provide postretirement health care benefits upon expiration of his employment agreement on December 31, 2009. In consideration of the changes in our retirement benefit programs, including the elimination of postretirement health care benefits for participants who retire after 2007, the Compensation Committee decided that the amendment was appropriate in view of his willingness to postpone his retirement from AAM until the expiration of the extended term of his employment agreement. This amendment to the employment agreement dated November 15, 2006 is an exhibit to our 2006 Annual Report on Form 10-K filed with the SEC on February 21, 2007.

Determination of CEO Compensation

On March 14, 2007, the Compensation Committee determined Mr. R.E. Dauch’s compensation as follows:

2007 Base Salary	2006 Annual Cash Bonus	Long-Term Incentives
$1,496,000 (reflecting 10% increase), effective March 1, 2007	$3.9 million, payable March 15, 2007	150,000 stock options, 53,419 PARS and 35,612 RSUs (granted March 14, 2007)

In determining Mr. R.E. Dauch’s base salary increase and annual cash bonus, the Compensation Committee considered his proactive leadership in support of the significant adjustments AAM made to its business to address the unprecedented structural change occurring in the U.S. domestic automotive industry. Among the accomplishments in 2006 considered, the Compensation Committee noted that AAM:

•	Signed a supplemental new hire agreement with the UAW that will significantly reduce total labor costs for new hires;
•	Implemented a special attrition program at AAM’s master agreement facilities to reduce our U.S. workforce by approximately 1,500 UAW represented associates;
•	Initiated restructuring actions to resize operations in the U.S., including salaried workforce reductions and redeployment of machinery and equipment to support new programs;
•	Expanded AAM’s global manufacturing footprint into the growing automotive markets of Asia and Europe; and
•	Expanded capabilities and increased business base in Mexico and Brazil.

The Compensation Committee also considered the future structural cost benefit resulting from these and other related restructuring actions.

In February 2006, the Compensation Committee increased Mr. R.E. Dauch’s base salary by 7.5 percent to $1,360,000 effective March 1, 2006. On March 15, 2006, he was granted the same equity awards as the March 14, 2007 grants shown above. Mr. R.E. Dauch’s annual cash bonus for 2005 performance was $2,700,000. In determining these compensation levels, the Compensation Committee considered a number of factors, including AAM’s profitable results in 2005 and Mr. R.E. Dauch’s proactive leadership in enabling AAM to distinguish itself from companies in our competitor peer group.

The Compensation Committee believes that Mr. R.E. Dauch’s compensation is reasonable under the circumstances and serves the interest of AAM.

Tax and Accounting Considerations

Deductibility of Executive Compensation.  In general, the compensation awarded to our named executive officers will be taxable to the executive and will give rise to a corresponding corporate deduction at the time the compensation is paid. Section 162(m) of the Internal Revenue Code (Code) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer or the named executive officers. During 2006, our CEO received compensation in excess $1 million. Consequently, a portion of his compensation was not treated as a deductible income tax expense for 2006. Section 162(m) did not affect our ability to take a tax deduction for compensation paid to any of our named executives in 2006.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility. We reserve the right to maintain flexibility in how we compensate our executive officers, which may result in limiting the deductibility of amounts of compensation from time to time.

Accounting for Stock-Based Compensation.  Effective January 1, 2006, we adopted FASB Statement No. 123R (SFAS 123R), Share-Based Payment. Stock-based compensation expense for all share-based payment awards that have not vested as of January 1, 2006, including nonqualified stock options, PARS, RSUs, restricted shares and restricted stock units, is based on the grant date fair value estimated in accordance with the provisions of SFAS 123R.

Nonqualified Deferred Compensation.  On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective, we believe we are operating in good faith compliance with the statutory provisions that were effective January 1, 2005. Our nonqualified deferred compensation plan is described in the Nonqualified Deferred Compensation section below.

Section 280G.  Under our continuity agreements with named executives officers, they are entitled to a gross-up payment for excise tax resulting from a change in control under Section 4999 of the Code. This is to ensure that the named executive officer receives the same net after-tax payment that he would have received had no excise tax been imposed, subject to certain limitations. If a named executive officer’s change in control benefits exceed the safe harbor amount (i.e., three times the historical five-year Form W-2 average) by greater than 10 percent, he will be entitled to a gross-up payment for the additional excise tax. If, however, the change in control benefits are less than or equal to 10 percent of the safe harbor amount, then the named executive officer’s benefit will be reduced until the sum of the payments equals the maximum amount that may be paid to him without the imposition of the excise tax. These continuity agreements are described in Potential Payments Upon Termination or Change in Control below.

Report of the Compensation Committee

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Forest J. Farmer, Chairman
Elizabeth A. Chappell
Thomas K. Walker

Summary Compensation Table

The following table summarizes compensation paid or earned for the fiscal year ended December 31, 2006 for Richard E. Dauch, Co-Founder, Chairman & CEO, Michael K. Simonte, Vice President — Finance & CFO and our three highest paid executives other than our CEO and CFO (named executive officers). All named executive officers were employees of the Company for the entire 2006 fiscal year.

						Change in
						Pension Value
						and
						Nonqualified
						Deferred	All Other
				Stock	Option	Compensation	Compen-
Name and		Salary(1)	Bonus	Awards(2)	Awards(3)	Earnings(4)	sation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Richard E. Dauch Co-Founder, Chairman & Chief Executive Officer	2006	1,344,164	3,900,000	2,566,059	210,979	1,209,400	99,026	9,329,628
Michael K. Simonte Vice President — Finance & Chief Financial Officer	2006	230,000	125,000	70,609	14,065	14,280	25,028	478,982
Yogendra N. Rahangdale President & Chief Operating Officer	2006	313,101	165,000	167,862	59,074	116,917	33,010	854,964
David C. Dauch Executive Vice President — Commercial & Strategic Development	2006	277,749	150,000	91,499	21,098	14,444	40,187	594,977
Marion A. Cumo, Sr. Vice President — Special Projects	2006	267,804	120,000	180,915	53,300	76,880	12,187	711,086

(1)	Mr. D.C. Dauch and Mr. Cumo deferred a portion of their 2006 base salaries under the Executive Deferred Compensation Plan, which is included in the Nonqualified Deferred Compensation table. Except for Mr. D.C. Dauch, each named executive officer contributed a portion of his 2006 base salary to AAM’s 401(k) plan.

(2)	Except for forfeitures, amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 of the grant date fair value of PARS and RSUs granted in and prior to 2006 in accordance with SFAS 123R, Share-Based Payment. For PARS, grant date fair value is calculated based on the closing market price of AAM common stock on the date of grant. For RSUs, grant date fair value is calculated based on the closing market price of AAM common stock on the date of grant and marked to market on a quarterly basis over the vesting period. Generally, PARS and RSUs vest upon termination of employment due to death, disability or retirement. For Mr. Cumo, includes accelerated amounts based on retirement eligibility. Assumptions used in the calculation of these amounts are shown in Note 7, Share-Based Compensation, to our audited consolidated financial statements included in our 2006 Annual Report on Form 10-K filed with the SEC on February 21, 2007.

(3)	Except for forfeitures, amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 of the grant date fair value of stock options granted in 2006 in accordance with SFAS 123R, Share-Based Payment. Grant date fair value is based on the Black-Scholes option pricing model for use in valuing stock options. Generally, stock option awards vest upon termination of employment due to death, disability or retirement. For Mr. Cumo, includes an accelerated amount based on retirement eligibility. Assumptions used in the calculation of these amounts are shown in Note 7, Share-Based

Compensation, to our audited consolidated financial statements included in our 2006 Annual Report on Form 10-K filed with the SEC on February 21, 2007.

(4)	Reflects the increase in pension value under the Salaried Retirement Program and SERP from September 30, 2005 to September 30, 2006, AAM’s measurement date used for financial statement reporting purposes. Mr. Simonte and Mr. D.C. Dauch have not accrued benefits under the SERP; therefore, the values shown reflect benefits under the Salaried Retirement Program only. There are no above-market or preferential earnings on compensation deferred under our Executive Deferred Compensation Plan.

(5)	All Other Compensation includes employer matching contributions under the 401(k) plan; employer matching contributions under the Executive Deferred Compensation Plan; executive life insurance premiums; personal umbrella liability insurance premiums; and certain other perquisites and other personal benefits that may include personal use of Company-provided vehicles; executive physical examinations; and meals provided during business hours. The amount shown for Mr. D.C. Dauch also includes tuition for an executive education program of $38,500.

For Mr. R.E. Dauch, the total amount of executive life insurance premiums is $51,232. The aggregate incremental cost of personal use of Company-provided vehicles is $37,899, which was calculated by applying the personal usage percentage to the estimated Company cost of the vehicles, consisting primarily of lease payments and maintenance.

Grants of Plan-Based Awards in 2006

Long-term incentive awards granted in 2006 to the named executive officers are shown in the following table. The annual and long-term incentive compensation programs are described in Compensation Discussion and Analysis.

			All Other	All Other
			Stock	Option		Exercise or	Full Grant
			Awards:	Awards:		Base Price	Date
			Number of	Number of	Exercise or	of Option	Fair Value
			Shares of	Securities	Base Price	Awards on	of Stock
			Stock or	Underlying	of Option	Date of	and Option
	Grant	Approval	Units	Options	Awards(2)	Grant(3)	Awards(4)
Name	Date	Date(1)	(#)	(#)	($/Sh)	($/Sh)	($)
Richard E. Dauch	3/15/2006	2/08/2006	89,031	150,000	15.58	15.71	2,198,177
Michael K. Simonte	3/15/2006	2/08/2006	6,000	10,000	15.58	15.71	147,560
Yogendra N. Rahangdale	3/15/2006	2/08/2006	25,000	42,000	15.58	15.71	616,610
David C. Dauch	3/15/2006	2/08/2006	8,000	15,000	15.58	15.71	205,630
Marion A. Cumo, Sr.	3/15/2006	2/08/2006	5,500	10,000	15.58	15.71	139,705

(1)	On February 8, 2006, the Compensation Committee approved long-term incentive awards in the form of stock options, PARS and RSUs to the named executive officers under the Stock Incentive Plan. These awards were granted on March 15, 2006.

(2)	Closing market price of AAM common stock on March 14, 2006.

(3)	Closing market price of AAM common stock on March 15, 2006, the date of grant.

(4)	Reflects the full grant date fair value of long-term incentive awards granted in 2006 in accordance with SFAS 123R, Share-Based Payment. Generally, the full grant date fair value is the amount we would expense in our consolidated financial statements over the award’s vesting schedule. For stock options, grant date fair value was calculated using the Black-Scholes value of $5.33. In determining the Black-Scholes value, the exercise price of $15.58 was used. The actual value, if any, that a named executive officer may realize upon exercise of stock options will depend on the excess of the stock price on the date of exercise over the grant price of the shares. Thus, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. For PARS and RSUs, grant date fair value is calculated using the closing market price of AAM common stock on the date of grant. The actual value realized upon vesting of PARS and RSUs is based on the market value of AAM common stock on the vesting date. For additional information on the valuation assumptions, refer to Note 7, Share-Based Compensation, to our audited consolidated financial statements included in our 2006 Annual Report on Form 10-K filed with the SEC on February 21, 2007.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards table

CEO Employment Agreement

Our employment agreement with Mr. R.E. Dauch, as amended, provides that he will be entitled to receive the following compensation and benefits during the term of the agreement:

•	Annual base salary of $1,360,000 at December 31, 2006, subject to annual adjustment by the Compensation Committee;
•	Annual cash bonus in an amount determined by the Compensation Committee

•	equal to 3 times his annual base salary if we continue to outperform the financial performance of our competitor peer group;
•	greater than 3 times his annual base salary if our financial performance outperforms our competitor peer group by greater than the historical amount; or
•	up to the amount of his annual base salary if our financial performance equals or is less than that of our competitor peer group;

•	Annual stock option grants covering 300,000 shares;
•	Reimbursement of premiums for his purchase of a $5 million executive life insurance policy;
•	Annual executive physical examination and health and disability coverage as provided to other senior executives; and
•	Use and maintenance of two Company-provided vehicles and perquisites and other benefits provided to our senior executives.

The current term continues through December 31, 2009 and may be automatically extended for successive one-year terms, unless either party gives notice of termination at least 60 days prior to the end of the applicable term. The potential payments and benefits upon termination of Mr. R.E. Dauch’s employment are described in Potential Payments Upon Termination or Change in Control.

Equity Awards

We granted nonqualified stock options, PARS and RSUs to each named executive officer in 2006 under our Stock Incentive Plan.

Stock Options.  Options granted in 2006 have an exercise price of $15.58, the closing market price of AAM common stock on March 14, 2006. The options vest in three approximately equal installments on the first, second and third anniversaries of the grant date. Generally, vesting may accelerate upon termination of employment due to death, disability, retirement or a change of control. If employment is terminated for any other reason prior to vesting, the award is forfeited. Awards expire ten years after the grant date.

A named executive officer may exercise all or part of the vested options at any time before the earliest of: (1) the expiration of the grant, (2) five years following termination of employment due to death, disability, retirement or a change of control, (3) 90 days following termination of employment without cause and (4) upon termination of employment for cause. Options may be exercised by paying the exercise price in cash, shares or a combination of cash and shares.

Performance Accelerated Restricted Stock and Restricted Stock Units.  Our named executive officers received grants of PARS and RSUs in 2006. PARS carry voting rights from the date of grant. RSUs give the named executive officer the right to receive cash equal to the fair market value of the common stock covered by the vested award. PARS and RSUs carry dividend rights from the date of grant, payable when AAM pays dividends on common stock.

PARS and RSUs vest on the fifth anniversary of the grant date unless vesting is accelerated at the end of the third or fourth years of the applicable grant. Vesting is accelerated on the third anniversary of the grant date if AAM’s total shareholder return for the preceding three-year period meets or exceeds the 66th percentile of our competitor peer group. If the PARS or RSUs do not fully vest on the third anniversary, they may vest on the fourth anniversary of the grant date if AAM’s total shareholder return for the preceding four-year period meets or exceeds the 66th percentile of our competitor peer group. Generally, vesting may also accelerate upon termination of employment due to death, disability, retirement or upon a change of control. If the named executive officer’s employment is terminated for any other reason, he will forfeit his award.

CEO Equity Awards.  As an inducement for Mr. R.E. Dauch to enter into the November 3, 2005 employment agreement extension, we granted him 180,000 restricted shares and 120,000 restricted stock units. These awards vest at the end of the extended term of his employment agreement, December 31, 2009, subject to earlier vesting upon termination of employment without cause or due to death, disability or a change in control. If Mr. R.E. Dauch voluntarily resigns as CEO before December 31, 2009, he will forfeit these awards.

Upon vesting of his restricted stock units, Mr. R.E. Dauch will have the right to receive cash equal to the fair market value of the common stock covered by the vested award. The restricted shares and restricted stock units carry dividend rights from the date of grant, payable when AAM pays dividends on common stock. The restricted shares carry voting rights from the date of grant.

Employer Matching Contributions.  The Salaried Savings Plan, a tax-qualified 401(k) plan, provides a long-term savings vehicle that allows for pre-tax and post-tax contributions by eligible U.S. salaried associates, including named executive officers, and tax-deferred earnings. In 2006, the maximum match was 50 percent of salaried associates’ contributions up to six percent of salary. All named executive officers, except Mr. D.C. Dauch, participated in this plan in 2006 and are fully vested in Company matching contributions.

We amended the Salaried Savings Plan, effective January 1, 2007, increasing the Company match up to 10 percent of salary. In addition, participants, including Mr. Simonte and Mr. D.C. Dauch whose benefits were frozen as of December 31, 2006 under the Salaried Retirement Program (as described following the Pension Benefits table), will receive an additional annual retirement contribution between three and five percent of salary depending on years of service.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards						Stock Awards
										Market
								Number of		Value of
								Shares		Shares
		Number of		Number of				or Units		or Units
		Securities		Securities				of Stock		of Stock
		Underlying		Underlying				That		That
		Unexercised		Unexercised	Option			Have		Have
		Options		Options	Exercise	Option		Not		Not
	Grant	Exercisable(1)		Unexercisable(1)	Price	Expiration	Grant	Vested		Vested(7)
Name	Date	(#)		(#)	($)	Date	Date	(#)		($)
Richard E. Dauch	5/19/2000	215,000			15.32	5/19/2010	3/15/2005	53,419	(3)	1,014,427
	4/2/2001	240,000			8.85	4/2/2011	3/15/2005	35,612	(4)	676,272
	1/23/2002	300,000			24.15	1/23/2012	11/3/2005	180,000	(5)	3,418,200
	1/22/2003	300,000			23.73	1/22/2013	11/3/2005	120,000	(6)	2,278,800
	2/2/2004	300,000	(2)		38.70	2/2/2014	3/15/2006	53,419	(3)	1,014,427
	3/15/2005	150,000	(2)		26.65	3/15/2015	3/15/2006	35,612	(4)	676,272
	3/15/2006			150,000	15.58	3/15/2016
Michael K. Simonte	2/3/1999	39,664			15.56	2/2/2011	3/15/2005	3,300	(3)	62,667
	5/19/2000	7,500			15.32	5/19/2010	3/15/2005	2,200	(4)	41,778
	4/2/2001	10,000			8.85	4/2/2011	3/15/2006	3,600	(3)	68,364
	1/23/2002	9,500			24.15	1/23/2012	3/15/2006	2,400	(4)	45,576
	1/22/2003	10,000			23.73	1/22/2013
	2/2/2004	8,500	(2)		38.70	2/2/2014
	3/15/2005	9,000	(2)		26.65	3/15/2015
	3/15/2006			10,000	15.58	3/15/2016
Yogendra N. Rahangdale	4/2/2001	35,000			8.85	4/2/2011	3/15/2005	4,200	(3)	79,758
	1/23/2002	40,000			24.15	1/23/2012	3/15/2005	2,800	(4)	53,172
	1/22/2003	39,000			23.73	1/22/2013	3/15/2006	15,000	(3)	284,850
	2/2/2004	45,000	(2)		38.70	2/2/2014	3/15/2006	10,000	(4)	189,900
	3/15/2005	12,000	(2)		26.65	3/15/2015
	3/15/2006			42,000	15.58	3/15/2016
David C. Dauch	4/2/2001	7,260			8.85	4/2/2011	3/15/2005	4,200	(3)	79,758
	1/23/2002	16,750			24.15	1/23/2012	3/15/2005	2,800	(4)	53,172
	1/22/2003	28,000			23.73	1/22/2013	3/15/2006	4,800	(3)	91,152
	2/2/2004	28,000	(2)		38.70	2/2/2014	3/15/2006	3,200	(4)	60,768
	3/15/2005	12,000	(2)		26.65	3/15/2015
	3/15/2006			15,000	15.58	3/15/2016
Marion A. Cumo, Sr.	10/29/1997	128,856			4.26	10/28/2009	3/15/2005	3,000	(3)	56,970
	5/19/2000	13,400			15.32	5/19/2010	3/15/2005	2,000	(4)	37,980
	4/2/2001	22,000			8.85	4/2/2011	3/15/2006	3,300	(3)	62,667
	1/23/2002	23,000			24.15	1/23/2012	3/15/2006	2,200	(4)	41,778
	1/22/2003	25,000			23.73	1/22/2013
	2/2/2004	22,000	(2)		38.70	2/2/2014
	3/15/2005	9,000	(2)		26.65	3/15/2015
	3/15/2006			10,000	15.58	3/15/2016

(1)	Stock options vest in three approximately equal installments on the first, second and third anniversaries of the grant date.

(2)	The Compensation Committee approved, effective December 31, 2005, the accelerated vesting of stock options granted to AAM associates during 2004 and 2005, which were out of the money on

December 31, 2005. This was done to avoid recognition of compensation expense associated with these out of the money stock options in future financial statements upon our adoption of SFAS 123R, Share-Based Payment, on January 1, 2006.

(3)	Reflects PARS issued under the Stock Incentive Plan. PARS vest on the fifth anniversary of the grant date unless vesting is accelerated at the end of the third or fourth years of the applicable grant. Accelerated vesting is contingent upon our achievement of predetermined performance goals, measured by total stockholder return as compared to the total stockholder return of our competitor peer group. Vesting will not be accelerated unless relative total stockholder return is positive.

(4)	Reflects RSUs issued under the Stock Incentive Plan. RSUs vest on the fifth anniversary of the grant date unless vesting is accelerated at the end of the third or fourth years of the applicable grant. Accelerated vesting is contingent upon our achievement of predetermined performance goals, measured by total stockholder return as compared to the total stockholder return of our competitor peer group. Vesting will not be accelerated unless relative total stockholder return is positive.

(5)	Reflects restricted shares awarded on November 3, 2005 in connection with the CEO’s employment agreement extension. These shares were issued under the Stock Incentive Plan and vest on December 31, 2009, contingent upon the CEO serving the extended term of his employment agreement.

(6)	Reflects restricted stock units awarded on November 3, 2005 in connection with the CEO’s employment agreement extension. These units were issued under the Stock Incentive Plan and vest on December 31, 2009, contingent upon the CEO serving the extended term of his employment agreement.

(7)	Reflects the market value of outstanding PARS, RSUs, restricted shares and restricted stock units as of December 31, 2006 ($18.99).

Options Exercised and Stock Vested in Fiscal 2006

There were no stock option awards exercised and no grants of PARS, RSUs, restricted shares or restricted stock units that vested in 2006 for the named executive officers.

Pension Benefits in Fiscal 2006

The following table shows years of credited service and benefits that the named executive officers are entitled to receive under AAM’s Salaried Retirement Program and SERP. The years of credited service are through September 30, 2006, AAM’s fiscal year-end measurement date used for financial statement reporting purposes. The values shown are based on unreduced benefits deferred to the age at which unreduced benefits are payable. The assumptions used to calculate the actuarial present value of accumulated benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2006.

		Number of		Present
		Years		Value of
		Credited		Accumulated
		Service		Benefit
Name	Plan Name	(#)		($)

Richard E. Dauch(1)	AAM Retirement Program for Salaried Employees	12.5833		590,861
	AAM Supplemental Executive Retirement Program	12.5833	(2)	9,506,325
Michael K. Simonte	AAM Retirement Program for Salaried Employees	7.8333		80,225
	AAM Supplemental Executive Retirement Program	7.8333		—
Yogendra N. Rahangdale(3)	AAM Retirement Program for Salaried Employees	11.1667		348,730
	AAM Supplemental Executive Retirement Program	11.1667		202,053
David C. Dauch	AAM Retirement Program for Salaried Employees	11.2500		120,984
	AAM Supplemental Executive Retirement Program	11.2500		—
Marion A. Cumo, Sr.(4)	AAM Retirement Program for Salaried Employees	12.5833		572,300
	AAM Supplemental Executive Retirement Program	12.5833		335,848

(1)	Mr. R.E. Dauch was eligible to retire on September 30, 2006 with full benefits under the Salaried Retirement Program and the SERP.

(2)	We agreed to credit Mr. R.E. Dauch with 20 years of service, effective December 31, 2009, provided he serves the extended term of his employment agreement extension dated November 3, 2005.

(3)	Mr. Rahangdale was eligible to retire on September 30, 2006 under both the Salaried Retirement Program and the SERP as he is over 55 years of age and has more than 10 years of credited service. He qualifies for a reduced benefit of approximately 59% of the unreduced benefit under the Salaried Retirement Program and qualifies for benefits under the basic form of the SERP.

(4)	Mr. Cumo was eligible to retire on September 30, 2006 with full benefits under the Salaried Retirement Program and the SERP.

We provide pension benefits for our named executive officers under our Salaried Retirement Program, a broad-based defined benefit pension plan open to substantially all of our U.S. salaried associates hired prior to January 1, 2002, and our SERP. The purpose of the SERP is to provide eligible associates with total retirement benefits at a competitive level with executives of other major industrial companies.

Salaried Retirement Program.  All named executive officers have elected to participate in the contributory portion of our Salaried Retirement Program and made monthly contributions to the program. The annual retirement benefit payable to the executive, commencing on retirement at or after age 65, equals the sum of the executive’s contributions plus an additional benefit based on the executive’s average monthly salary (determined as the average of the executive’s base salary in the highest 60 months during his final 10 years of service) and years of credited service. The amount of compensation that may be taken into account for determining benefits is limited under the Internal Revenue Code. The maximum annual compensation under this limit was $220,000 for the year ended December 31, 2006.

Benefits under the Salaried Retirement Program may be paid as a single life annuity or, if elected by the participant, in the form of a joint and survivor annuity with a reduction in the amount of the annual benefit.

Effective December 31, 2006, we amended the Salaried Retirement Program to freeze benefits at current levels for associates who will not be eligible to retire by December 1, 2011. Mr. R.E. Dauch, Mr. Rahangdale and Mr. Cumo, all of whom are currently eligible to retire, are grandfathered and will continue to accrue benefits under the program through the earlier of December 31, 2011 or the date of their retirement or other termination of employment.

Supplemental Executive Retirement Program.  Our named executive officers are eligible to receive the basic form of pension benefit under our SERP upon retirement at or after age 55. In addition, they are eligible to receive the alternative form of benefit, if greater than the basic benefit, upon retirement at or after age 62. The executive must have at least 10 years of credited service to receive either form of benefit under the SERP.

The total monthly benefit payable under the basic form of the SERP is equal to the following amount:

•	Two percent of the executive’s average monthly salary (as determined for the Salaried Retirement Program), multiplied by the executive’s years of credited service; less
•	The benefit payable to the executive under the Salaried Retirement Program (without reduction for survivor benefits), plus two percent of the maximum monthly social security benefit payable at age 65 multiplied by the executive’s years of credited service.

The Compensation Committee has discretion to reduce or eliminate the amount payable under the alternative form of benefit. Subject to the Compensation Committee’s exercise of its discretion, the total monthly benefit payable under the alternative form of the SERP is equal to the following amount:

•	1.5 percent of the executive’s average monthly salary (as determined for the Salaried Retirement Program) and average monthly incentive compensation (determined as the average of the highest five of the executive’s last 10 annual cash incentive awards, divided by 12), multiplied by the executive’s years of credited service; less
•	The benefit payable to the executive under the Salaried Retirement Program (without reduction for survivor benefits), plus the maximum monthly social security benefit payable at age 65.

SERP benefits payable under the basic and alternative forms are generally paid as a single life annuity. If the executive’s spouse is eligible for survivor benefits under the Salaried Retirement Program, however, the executive’s monthly SERP benefit will be reduced and paid in the form of a joint and survivor annuity.

Effective January 1, 2007, we amended the SERP to change the benefit accrual formulae for executives who are not grandfathered under the Salaried Retirement Program. Because they are grandfathered, Mr. R.E. Dauch, Mr. Rahangdale and Mr. Cumo may continue to accrue SERP benefits under the basic and alternative forms through December 31, 2011.

Mr. Simonte and Mr. D.C. Dauch, who are not grandfathered under the Salaried Retirement Program, will be eligible to receive a new defined contribution benefit, payable six months after retirement in a lump sum. The amount of the benefit will be equal to 12.5 percent of the executive’s final average compensation (determined as the executive’s average annual base salary and cash incentive for the highest five consecutive years), multiplied by the executive’s years of credited service, less the sum of the actuarially equivalent value of the executive’s benefits payable pursuant to our Salaried Retirement Program and the balance of the executive’s retirement contribution account under our 401(k) plan.

Nonqualified Deferred Compensation in Fiscal 2006

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan for the 2006 fiscal year. All of the named executive officers are fully vested in any applicable Company matching contributions.

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance at
	in Last FY(1)	in Last FY(2)	in Last FY(3)	Last FYE
Name	($)	($)	($)	($)
Richard E. Dauch	—	—	386,160	4,164,178
Michael K. Simonte	—	—	—	—
Yogendra N. Rahangdale	17,400	—	92,089	1,015,553
David C. Dauch	15,699	471	20,273	217,758
Marion A. Cumo, Sr.	71,125	1,121	106,924	1,298,805

(1)	For Mr. Rahangdale, reflects a portion of his 2005 incentive compensation award paid March 15, 2006. For Mr. D.C. Dauch, reflects a portion of his 2006 base salary that was deferred in 2006. For Mr. Cumo, reflects a portion of his 2006 base salary that was deferred in 2006 ($37,375) and a portion of his 2005 incentive compensation award paid on March 15, 2006 ($33,750). Base salary amounts deferred in 2006 are included in the salary column of the Summary Compensation Table.

(2)	Reflects a 3% Company match on 2006 base salary amounts deferred in 2006. Amounts shown are included in the all other compensation column in the Summary Compensation Table.

(3)	Reflects hypothetical accrued earnings during 2006 on notional investments designed to track the performance of funds similar to those available to participants in the 401(k) plan. None of the earnings shown in this column are reported as compensation in the Summary Compensation Table.

Under AAM’s Executive Deferred Compensation Plan, a nonqualified, tax deferred savings plan, certain executives, including our named executive officers, may elect to defer the payment of six to 75 percent of their base salary and/or six to 75 percent of their annual incentive compensation award during any plan year. Base salary deferred into the Executive Deferred Compensation Plan receive a three percent Company match. The amounts deferred are unfunded and unsecured obligations of the Company.

Amounts deferred or credited into this plan are represented in the executive’s notional account and “invested” among funds similar to those available under the Salaried Savings Plan. Forty percent of deferral elections are automatically and irrevocably allocated to the restricted investment benchmark, the PIMCO Total Return Fund. The remaining 60 percent of deferral elections may be allocated by the executive to any of the investments available under the plan and may be reallocated on a daily basis among any of the investments available under the plan. Although the executive has no actual or constructive ownership of shares in the investment funds, the return on the executive’s account is determined as if the amounts were notionally invested in these funds.

The table below shows the investment fund options available under the Executive Deferred Compensation Plan and the annual rates of return for the calendar year ended December 31, 2006.

	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return
Fidelity Retirement Money Market Portfolio	4.82%	Munder Small Cap Value Fund	10.83%
Managed Income Portfolio II	4.08%	Fidelity Diversified International Fund	22.52%
PIMCO Total Return Fund	3.99%	American Axle Stock Fund	7.35%
PIMCO High Yield Fund	9.44%	Fidelity Freedom Income Fund	6.37%
Domini Social Equity Fund	12.88%	Fidelity Freedom 2000 Fund	6.76%
Spartan U.S. Equity Index Fund	15.72%	Fidelity Freedom 2010 Fund	9.46%
Fidelity Growth Company Fund	9.56%	Fidelity Freedom 2020 Fund	11.61%
Fidelity Low-Priced Stock Fund	17.76%	Fidelity Freedom 2030 Fund	12.90%
American Beacon Small Cap Value Fund	15.69%	Fidelity Freedom 2040 Fund	13.49%

In the first quarter of 2007, the following investment fund options were added to the Executive Deferred Compensation Plan:

•	American Funds Growth Fund of America;
•	Fidelity Freedom 2005 Fund;
•	Fidelity Freedom 2015 Fund;
•	Fidelity Freedom 2025 Fund;
•	Fidelity Freedom 2035 Fund;
•	Fidelity Freedom 2045 Fund;
•	Fidelity Freedom 2050 Fund;
•	Fifth Third Disciplined Large Cap Value Fund; and
•	First American Mid Cap Growth Opportunities

Distributions can be received upon retirement in a lump sum or in annual payments over a period of five or ten years, or in a lump sum upon death, disability, termination of employment, change in control or, if elected by the executive, during employment at a specified date after a minimum deferral period. The minimum deferral period is at least three years following the end of the plan year to which the deferral election relates, and distributions during employment consist of employee deferrals and related earnings or losses (not the Company contributions and related earnings or losses).

Potential Payments Upon Termination or Change in Control

Under the employment agreement with our CEO and the continuity agreements and other arrangements covering our named executive officers, we will provide payments and benefits to our named executive officers in the event of termination of employment.

The following tables show the estimated potential payments and benefits that each of the named executive officers would receive upon termination of employment under different scenarios, assuming termination was effective on December 31, 2006.

CEO Continuity Agreement

Under our continuity agreement with Mr. R.E. Dauch, he will be entitled to the following benefits if the Company terminates his employment other than for cause, or if he resigns for good reason, within two years following a change in control:

•	a lump-sum severance payment equal to 3.5 times his (1) annual base salary plus (2) the highest of his average annual bonus for the three years preceding the year of termination or the three years preceding the year of the change in control, or his target bonus for the year of termination or the change in control;
•	a prorated portion of his annual cash bonus for the year of termination and any unpaid portion of the bonuses earned for prior years;
•	accelerated vesting of outstanding equity awards;
•	a lump-sum payment of $3 million for each annual grant of equity awards that he would have received had he remained employed through December 31, 2009;
•	continuation of medical, dental, vision, disability and life insurance coverage for 3.5 years;
•	continuation of the perquisites under his employment agreement (including a Company-paid annual executive physical examination and reimbursement of premiums for his purchase of a $5 million executive life insurance policy for 3.5 years);
•	3.5 years of additional age and service credit under our nonqualified employee pension and welfare benefit plans for purposes of benefit accrual, matching contributions, vesting and retirement eligibility;
•	continued use of two Company-provided vehicles for 3.5 years;
•	outplacement services of up to 10 percent of annual base salary or, if greater, $40,000; and
•	reasonable legal fees in connection with enforcement of the continuity agreement if he prevails in a dispute.

These payments are contingent upon execution of a general release of claims against AAM and compliance with non-disclosure, confidentiality, non-competition and non-solicitation covenants for 3.5 years following termination of employment. In addition, he would be prohibited from directly or indirectly engaging in any business competitive with AAM and our products and any business that AAM plans to enter into within the following year, and from soliciting our employees and customers.

Generally, the following events are considered to be a change in control under the continuity agreement:

•	an acquisition of 20 percent of AAM stock by an unrelated third party;
•	a merger, business combination, sale of at least 51 percent of assets, liquidation or dissolution where preexisting shareholders do not own at least 51 percent of the surviving entity; or
•	a change in the majority of our incumbent Board within any 24-month period.

Cause and good reason have the same definitions as under the CEO’s employment agreement.

CEO Employment Agreement

Under our employment agreement with Mr. R.E. Dauch, the Company may terminate his employment with or without cause or upon his disability. Cause exists if he:

•	is convicted of a felony involving an intentional act;
•	engages in dishonesty or fraud; or
•	breaches any of his material obligations to AAM, including willful neglect or misconduct of his duties or willful and material breach of any of the terms and conditions of his employment agreement.

In addition, he may resign for good reason, meaning the Company:

•	reduces his base salary or bonus opportunity;
•	substantially reduces his duties, responsibilities or reporting responsibilities; or
•	relocates him outside of the Detroit-metropolitan area.

If his employment is terminated for cause, Mr. R.E. Dauch will be entitled to accrued but unpaid amounts as of the termination date.

If his employment is terminated without cause, or if he resigns for good reason, he will be entitled to:

•	severance payments equal to two years of his annual base salary;
•	continuation of his health care benefits for two years;
•	bonus payments accrued as of the termination date; and
•	reimbursement of premiums for his purchase of a $5 million executive life insurance policy for two years.

If he resigns without good reason, Mr.  R.E. Dauch will be entitled to accrued but unpaid amounts as of the termination date and reimbursement of premiums for the purchase of a $5 million executive life insurance policy for two years.

Under the employment agreement, Mr. R.E. Dauch is subject to:

•	a non-disclosure and confidentiality provision which extends for the term of the agreement and for two years following termination or expiration of the agreement;
•	a non-competition covenant, which prohibits him, throughout the term of the employment agreement and for two years following the termination or expiration of the agreement, from directly or indirectly engaging in any business competitive with AAM and our products and business plans; and
•	a covenant prohibiting solicitation of our employees and customers for two years following the termination or expiration of the agreement.

If AAM terminates his employment due to disability, Mr. R.E. Dauch will be entitled to accrued benefits under applicable benefit plans and programs (such as our Deferred Compensation Plan, Salaried Retirement Plan and SERP) and reimbursement of premiums for the purchase of a $5 million executive life insurance policy for two years. Should Mr. R.E. Dauch die during the term of his employment agreement, his estate and/or spouse would be entitled to accrued benefits under applicable benefit plans and programs.

Continuity Agreements with Named Executives

Under our continuity agreements with the named executives, each named executive will be entitled to the following benefits if the Company terminates his employment without cause, or if he resigns with good reason, within two years following a change in control:

•	a lump-sum severance payment equal to 2.5 times his (1) annual base salary plus (2) the highest of his average annual bonus for the three years preceding the year of termination or the three years preceding the year of the change in control, or his target bonus for the year of termination or the change in control;
•	a prorated portion of his incentive compensation award for the year of termination and any unpaid portion of the awards earned for prior years;
•	accelerated vesting of outstanding equity awards;
•	continuation of medical, dental, vision, disability and life insurance coverage for 2.5 years;
•	2.5 years of additional age and service credit under our nonqualified employee pension and welfare benefit plans for purposes of benefit accrual, matching contributions, vesting and retirement eligibility;
•	continued use of a Company-provided vehicle for six months;
•	outplacement services of up to 10 percent of annual base salary or, if greater, $40,000; and
•	reasonable legal fees in connection with enforcement of the continuity agreement if the named executive prevails in a dispute.

These payments are contingent upon the execution of a general release of claims against AAM and compliance with non-disclosure, confidentiality, non-competition and non-solicitation covenants for 2.5 years following termination of employment. In addition, the named executive would be prohibited from directly or indirectly engaging in any business competitive with AAM and our products and any business that AAM plans to enter into within the following year, and from soliciting our employees and customers.

Cause is generally defined as the named executive’s:

•	willful and continued failure to perform substantially all of his duties for 10 days following written demand from the Board;
•	conviction or no-contest plea with respect to a felony or a misdemeanor involving moral turpitude; or
•	willful inaction or misconduct in connection with his duties, or any act or omission which is injurious to the financial condition or business reputation of AAM or our affiliates.

Good reason is generally defined as:

•	any material and adverse diminution in the named executive’s duties, title or responsibilities from those in effect immediately prior to the change in control;
•	any reduction in annual base salary or annual cash bonus percentage target from those in effect immediately prior to the change in control;
•	any requirement that the named executive be based at a location more that 50 miles from the location at which he was based immediately prior to the change in control; and
•	any failure by the Company to obtain from any successor to the Company an agreement reasonably satisfactory to the named executive to assume and perform the continuity agreement.

Change in control under the continuity agreements with named executives has the same definition as in the CEO’s continuity agreement described above.

Richard E. Dauch

The following table shows estimated potential payments upon termination, retirement and a change in control for Richard E. Dauch, Co-Founder, Chairman & CEO as of December 31, 2006. Mr. R.E. Dauch was eligible to retire on December 31, 2006. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2006.

		Not for
		Cause/By			Involuntary/
		Employee for			Good Reason
	For Cause	Good Reason	Disability		Termination
	Termination	Termination	Retirement(1)	Retirement	(Change in Control)
	($)	($)	($)	($)	($)
Compensation:
Bonus(2)	—	3,900,000	3,900,000	3,900,000	3,900,000
Severance(3)	—	2,720,000	—	—	18,410,000
Retirement Plans:
Defined Benefit
Retirement Program(4)	—	—	590,861	590,861	449,887
SERP(5)	—	—	9,506,325	9,506,325	9,469,626
Welfare Benefit(6)	—	—	774,871	774,871	782,940
Equity:
Stock Options(7)	—	—	511,500	511,500	9,511,500
PARS and RSUs(7)	—	—	3,381,398	3,381,398	3,381,398
11/3/2005 Awards(8)	—	5,697,000	5,697,000	—	5,697,000
Other Benefits:
Deferred Compensation(9)	4,164,178	4,164,178	4,164,178	4,164,178	4,164,178
Health care(10)	—	23,247	—	—	43,447
Life Insurance(11)	—	47,780	47,780	47,780	258,190
Use of Vehicles(12)	—	—	—	—	174,502
Other(13)	—	—	—	—	136,000
280G Tax Gross-Up	—	—	—	—	—
Total	4,164,178	16,552,205	28,573,913	22,876,913	56,378,668

(1)	Assumes retirement due to total and permanent disability on December 31, 2006.

(2)	Reflects a cash bonus earned in 2006 and paid March 15, 2007.

(3)	Upon termination without cause or for good reason (defined in employment agreement), Mr. R.E. Dauch would receive severance equal to two years’ annual base salary payable semimonthly. Upon termination under a change in control, Mr. Dauch would receive a lump-sum severance payment.

(4)	Reflects a joint and survivor annuity benefit payable monthly. Assumes benefits commence 3.5 years after termination upon a change in control.

(5)	Calculated under the alternative form assuming a joint and survivor annuity benefit payable monthly. Assumes benefits commence 3.5 years after termination upon a change in control.

(6)	Reflects benefits for Mr. R.E. Dauch and his spouse assuming retirement on December 31, 2006. Assumes benefits as set forth in his employment agreement commence 3.5 years after termination upon a change in control.

(7)	Generally, equity awards vest upon termination of employment due to death, disability, retirement or upon a change in control. The value of stock options reflects the excess of the fair market value of the underlying shares over the exercise or base price of unvested options. The value for PARS and RSUs reflects the fair market value of unvested awards. Upon a change in control, Mr. R.E. Dauch would receive $3 million in a lump sum for each grant of equity awards he would have received annually had he remained employed through December 31, 2009.

(8)	The November 3, 2005 awards vest on December 31, 2009, contingent upon the CEO serving the extended term of his employment agreement. Vesting is accelerated upon termination of employment without cause (not by employee for good reason), disability or upon a change in control. The value of these grants reflects the fair market value of the unvested awards.

(9)	Assumed payable in a lump sum upon occurrence of termination event.

(10)	Upon termination without cause or for good reason (as defined in employment agreement), Mr. R.E. Dauch would receive two years of health care benefits. Upon termination under a change in control, health care benefits continue for 3.5 years.

(11)	Represents reimbursement for the premiums associated with his purchase of a $5 million executive life insurance policy for two years under all scenarios except upon a change in control. Upon termination under a change in control, reimbursement continues for 3.5 years. Also upon termination under a change in control, basic and supplemental life insurance benefits continue for 3.5 years.

(12)	Reflects lease payments and administrative fees for the use of two Company-provided vehicles for 3.5 years.

(13)	Reflects professional outplacement services equal to 10% of base salary.

Michael K. Simonte

The following table shows estimated potential payments upon resignation, termination, disability and a change in control for Michael K. Simonte, Vice President — Finance & CFO as of December 31, 2006. Mr. Simonte was not eligible to retire on December 31, 2006.

			Not for
			Cause/By		Involuntary/
			Employee for		Good Reason
		For Cause	Good Reason	Disability	Termination
	Resignation	Termination	Termination	Retirement(1)	(Change in Control)
	($)	($)	($)	($)	($)
Compensation:
Bonus(2)	—	—	—	125,000	125,000
Severance(3)	—	—	—	—	887,500
Equity(4):
Stock Options	—	—	—	34,100	34,100
PARS and RSUs	—	—	—	218,385	218,385
Other Benefits:
Health care(5)	—	—	—	206,621	20,852
Disability(6)	—	—	—	2,071,368	—
Life Insurance(7)	—	—	—	14,271	2,349
Use of Vehicles(8)	—	—	—	—	7,300
Other(9)	—	—	—	—	40,000
280G Tax Gross-Up	—	—	—	—	409,820
Total	—	—	—	2,669,745	1,745,306

(1)	Assumes total and permanent disability on December 31, 2006. Assumes Mr. Simonte remains on leave as an employee until retirement.

(2)	Reflects a cash bonus earned in 2006 and paid March 15, 2007.

(3)	Reflects a lump-sum severance payment upon termination under a change in control.

(4)	Generally, equity awards vest upon termination of employment due to death, disability, retirement or upon a change in control. The value of stock options reflects the excess of the fair market value of the underlying shares over the exercise or base price of unvested options. The value for PARS and RSUs reflects the fair market value of unvested awards.

(5)	Under the disability scenario, reflects health care benefits to retirement. Upon termination under a change in control, health care benefits continue for 2.5 years.

(6)	Reflects benefits equal to 100% of base salary for year one and 66 2/3% of base salary to retirement.

(7)	Under the disability scenario, reflects basic and supplemental life insurance benefits to retirement. Upon termination under a change in control, basic and supplemental life insurance benefits continue for 2.5 years.

(8)	Reflects lease payments and administrative fees for the use of a Company-provided vehicle for six months.

(9)	Reflects professional outplacement services.

Yogendra N. Rahangdale

The following table shows estimated potential payments upon termination, retirement and a change in control for Yogendra N. Rahangdale, President & Chief Operating Officer as of December 31, 2006. Mr. Rahangdale was eligible to retire on December 31, 2006. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2006.

		Not for
		Cause/By			Involuntary/
		Employee for			Good Reason
	For Cause	Good Reason	Disability		Termination
	Termination	Termination	Retirement(1)	Retirement	(Change in Control)
	($)	($)	($)	($)	($)
Compensation:
Bonus(2)	—	—	165,000	165,000	165,000
Severance(3)	—	—	—	—	1,429,333
Retirement Plans:
Defined Benefit
Retirement Program(4)	—	—	576,776	330,301	437,554
SERP(5)	—	—	79,539	99,777	195,694
Welfare Benefit(6)	—	—	257,857	257,857	128,773
Equity(7):
Stock Options	—	—	143,220	143,220	143,220
PARS and RSUs	—	—	607,680	607,680	607,680
Other Benefits:
Deferred Compensation(8)	1,015,553	1,015,553	1,015,553	1,015,553	1,015,553
Health care(9)	—	—	—	—	31,315
Life Insurance(10)	—	—	—	—	14,319
Use of Vehicles(11)	—	—		—	13,257
Other(12)	—	—	—	—	40,000
280G Tax Gross-Up	—	—	—	—	—
Total	1,015,553	1,015,553	2,845,625	2,619,388	4,221,698

(1)	Assumes retirement due to total and permanent disability on December 31, 2006.

(2)	Reflects a cash bonus earned in 2006 and paid March 15, 2007.

(3)	Reflects a lump-sum severance payment upon termination under a change in control.

(4)	Represents a joint and survivor annuity benefit payable monthly. Under the retirement scenario, reflects a reduced benefit of approximately 59% of the unreduced benefit. Assumes benefits commence 2.5 years after termination upon a change in control.

(5)	Calculated under the basic form assuming a joint and survivor annuity benefit payable monthly. Assumes benefits commence 2.5 years after termination upon a change in control.

(6)	Reflects benefits for Mr. Rahangdale and his spouse. Assumes benefits commence 2.5 years after termination upon a change in control under the welfare benefit plan effective January 1, 2007.

(7)	Generally, equity awards vest upon termination of employment due to death, disability, retirement or upon a change in control. The value of stock options reflects the excess of the fair market value of the underlying shares over the exercise or base price of unvested options. The value for PARS and RSUs reflects the fair market value of unvested awards.

(8)	Assumed payable in a lump sum upon occurrence of termination event.

(9)	Upon termination under a change in control, health care benefits continue for 2.5 years.

(10)	Upon termination under a change in control, basic and supplemental life insurance benefits continue for 2.5 years.

(11)	Reflects lease payments and administrative fees for the use of a Company-provided vehicle for six months.

(12)	Reflects professional outplacement services.

David C. Dauch

The following table shows estimated potential payments upon resignation, termination, disability and a change in control for David C. Dauch, Executive Vice President — Commercial & Strategic Development as of December 31, 2006. Mr. D.C. Dauch was not eligible to retire on December 31, 2006, except due to total and permanent disability.

			Not for
			Cause/By		Involuntary/
			Employee for		Good Reason
		For Cause	Good Reason	Disability	Termination
	Resignation	Termination	Termination	Retirement(1)	(Change in Control)
	($)	($)	($)	($)	($)
Compensation:
Bonus(2)	—	—	—	150,000	150,000
Severance(3)	—	—	—	—	1,248,333
Equity(4):
Stock Options	—	—	—	51,150	51,150
PARS and RSUs	—	—	—	284,850	284,850
Other Benefits:
Deferred Compensation(5)	217,758	217,758	217,758	217,758	217,758
Health care(6)	—	—	—	209,383	20,852
Disability(7)	—	—	—	2,362,047	—
Life Insurance(8)	—	—	—	16,592	2,708
Use of Vehicles(9)	—	—	—	—	8,899
Other(10)	—	—	—	—	40,000
280G Tax Gross-Up	—	—	—	—	—
Total	217,758	217,758	217,758	3,291,780	2,024,550

(1)	Assumes total and permanent disability on December 31, 2006. Because Mr. D.C. Dauch has more than 10 years of service, he is eligible to retire due to total and permanent disability and receive pension and postretiree health care benefits. Amounts assume Mr. D.C. Dauch remains on leave as an employee until retirement.

(2)	Reflects a cash bonus earned in 2006 and paid March 15, 2007.

(3)	Reflects a lump-sum severance payment upon termination under a change in control.

(4)	Generally, equity awards vest upon termination of employment due to death, disability, retirement or upon a change in control. The value of stock options reflects the excess of the fair market value of the underlying shares over the exercise or base price of unvested options. The value for PARS and RSUs reflects the fair market value of unvested awards.

(5)	Assumed payable in a lump sum upon occurrence of termination event.

(6)	Under the disability scenario, reflects health care benefits to retirement. Upon termination under a change in control, health care benefits continue for 2.5 years.

(7)	Reflects benefits equal to 100% base salary for year one and 60% of base salary to retirement.

(8)	Under the disability scenario, reflects basic and supplemental life insurance benefits to retirement. Upon termination under a change in control, basic and supplemental life insurance benefits continue for 2.5 years.

(9)	Reflects lease payments and administrative fees for the use of a Company-provided vehicle for six months.

(10)	Reflects professional outplacement services.

Marion A. Cumo, Sr.

The following table shows estimated potential payments upon termination, retirement and a change in control for Marion A. Cumo, Sr., Vice President — Special Projects as of December 31, 2006. Mr. Cumo was eligible to retire on December 31, 2006. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2006.

		Not for
		Cause/By			Involuntary/
		Employee for			Good Reason
	For Cause	Good Reason	Disability		Termination
	Termination	Termination	Retirement(1)	Retirement	(Change in Control)
	($)	($)	($)	($)	($)
Compensation:
Bonus(2)	—	—	120,000	120,000	120,000
Severance(3)	—	—	—	—	1,219,500
Retirement Plans:
Defined Benefit
Retirement Program(4)	—	—	572,300	572,300	471,492
SERP(5)	—	—	335,848	335,848	474,749
Welfare Benefit(6)	—	—	234,021	234,021	131,378
Equity(7):
Stock Options	—	—	34,100	34,100	34,100
PARS and RSUs	—	—	199,395	199,395	199,395
Other Benefits:
Deferred Compensation(8)	1,298,805	1,298,805	1,298,805	1,298,805	1,298,805
Health care(9)	—	—	—	—	29,202
Life Insurance(10)	—	—	—	—	23,818
Use of Vehicles(11)	—	—	—	—	6,730
Other(12)	—	—	—	—	40,000
280G Tax Gross-Up	—	—	—	—	—
Total	1,298,805	1,298,805	2,794,469	2,794,469	4,049,169

(1)	Assumes retirement due to total and permanent disability on December 31, 2006.

(2)	Reflects a cash bonus earned in 2006 and paid March 15, 2007.

(3)	Reflects a lump-sum severance payment upon termination under a change in control.

(4)	Reflects a joint and survivor annuity benefit payable monthly. Assumes benefits commence 2.5 years after termination under a change in control.

(5)	Calculated under the alternative form assuming a joint and survivor annuity benefit payable monthly. Assumes benefits commence 2.5 years after termination upon a change in control.

(6)	Reflects benefits for Mr. Cumo and his spouse. Assumes benefits commence 2.5 years after a termination upon a change in control under the welfare benefit plan effective January 1, 2007.

(7)	Generally, equity awards vest upon termination of employment due to death, disability, retirement or upon a change in control. The value of stock options reflects the excess of the fair market value of the underlying shares over the exercise or base price of unvested options. The value for PARS and RSUs reflects the fair market value of unvested awards.

(8)	Assumed payable in a lump sum upon occurrence of termination event.

(9)	Upon termination under a change in control, health care benefits continue for 2.5 years.

(10)	Upon termination under a change in control, basic and supplemental life insurance benefits continue for 2.5 years.

(11)	Reflects lease payments and administrative fees for the use of a Company-provided vehicle for six months.

(12)	Reflects professional outplacement services.

Non-Competition Agreements

The named executives have each entered into a non-competition agreement that prohibits, following termination of employment for any reason, the named executive from:

•	directly or indirectly engaging in any business or activity that is in competition with AAM and its products for one year following termination;
•	recruiting, soliciting or inducing (or attempting to recruit, solicit or induce) any of our employees to leave AAM, or offer employment to our employees or otherwise interfere with our relationship with our employees, agents or consultants; and
•	using, exploiting, disclosing or communicating our confidential information to any third party without our prior written consent.

2006 Compensation of Non-Employee Directors

Annual compensation of non-employee directors for 2006 was comprised of cash and equity compensation. Each of these components is described in more detail below. Total 2006 compensation of our non-employee directors is shown in the Non-Employee Director Compensation for Fiscal 2006 table below. Employee directors do not receive compensation in connection with director service.

Elements of Compensation

Our non-employee director compensation program in effect during 2006 consisted of the following elements:

•	annual retainer and meeting attendance fees; and
•	annual award of restricted stock units (upon election to the Board and annually thereafter during each director’s service on the Board).

Annual retainer and meeting attendance fees

Annual retainer	$40,000
Board meeting attendance fee	1,500
Committee meeting attendance fee
Committee chairman	3,000
Other committee members	2,000
Committee chairman attendance at meetings at the Company for committee-related business	1,000

Equity Awards

Each continuing non-employee director receives an annual award of restricted stock units under our Stock Incentive Plan on the date of our annual meeting of stockholders. On the date of our 2006 annual meeting of stockholders, each non-employee director was awarded 2,400 restricted stock units based on the closing market price of AAM common stock ($20.04) on the grant date.

Generally, restricted stock units awarded to non-employee directors vest in three approximately equal annual installments on the first, second and third anniversaries of the grant date, subject to earlier vesting upon death or disability, retirement from the Board (in good standing) at the end of a term, or upon a change in control. The restricted stock units carry dividend rights from the grant date, payable when AAM pays dividends on common stock.

In March 2007, the Board approved a change in the value of the annual equity grant for non-employee directors, as recommended to the Board by the Compensation Committee. Beginning in 2007, AAM will grant each non-employee director, on the date of our annual stockholders’ meeting, a number of restricted stock units having an aggregate value of approximately $60,000 based on the closing price of AAM common stock on the grant date. Vesting and other terms of the awards will be the same as described above. The award value approved by the Board is at the level recommended by Towers Perrin, the Compensation Committee’s independent compensation consultant, as a result of a comparative market study of director compensation among AAM’s competitor peer group and other industrial companies that was presented to the Compensation Committee in January 2006.

Deferral

Directors may elect to defer, on a pre-tax basis, a portion of their retainer and meeting fees and receive tax-deferred earnings (or losses) on the deferrals under AAM’s Executive Deferred Compensation Plan. The rate of return on deferred amounts is based on the performance of selected benchmark funds identified in the plan, which is described in Nonqualified Deferred Compensation above. Directors may also elect to defer settlement of restricted stock units upon vesting for six months following retirement from the Board.

Stock Ownership Guidelines

In February 2006, the Board amended the stock ownership guidelines for non-employee directors to increase the recommended minimum ownership from 1,000 to 4,000 shares of AAM common stock. Vested grants of restricted stock units are counted as owned. Directors will have six years to meet the revised guidelines.

Non-Employee Director Compensation for Fiscal 2006

	Fees Earned or			All Other
	Paid in Cash	Stock Awards(1)	Option Awards(2)	Compensation(3)	Total
Name	($)	($)	($)	($)	($)
Elizabeth A. Chappell	57,500	10,688	26,250	—	94,438
Forest J. Farmer	69,500	10,688	10,575	—	90,763
Richard C. Lappin	77,500	10,688	10,575	—	98,763
B.G. Mathis	52,500	10,688	49,575	30,778	143,541
William P. Miller II	65,500	10,688	26,250	—	102,438
Larry K. Switzer	57,500	10,688	26,250	—	94,438
Thomas K. Walker	86,500	10,688	10,575	—	107,763
Dr. Henry T. Yang	59,500	10,688	49,575	—	119,763

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 of the grant date fair value of restricted stock units granted in 2006 in accordance with SFAS 123R, Share-Based Payment. Grant date fair value is calculated based on the closing market price of AAM common stock on the date of grant. As of December 31, 2006, each non-employee director had 2,400 restricted stock units outstanding.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 of the grant date fair value of stock options granted prior to 2006 in accordance with SFAS 123R, Share-Based Payment. Grant date fair value is based on the Black-Scholes option pricing model for use in valuing stock options. In 2006, we ceased granting stock options to non-employee directors. As of December 31, 2006, each non-employee director had the following number of stock options outstanding: Ms. Chappell 5,000; Mr. Farmer 13,500; Mr. Lappin 7,500; Mr. Mathis 13,500; Mr. Miller 7,500; Mr. Switzer 7,500; Mr. Walker 13,500; and Dr. Yang 7,500.

(3)	In connection with Mr. Mathis’ retirement as an AAM employee, he was furnished the use of a Company-provided vehicle during his term on the Board. This arrangement will end upon Mr. Mathis’ retirement from the Board on the date of the 2007 annual stockholders’ meeting. The value for Mr. Mathis’ use of the vehicle in 2006 was $30,778, which was calculated by applying his personal usage percentage to the estimated Company cost of the vehicle, consisting primarily of lease payments.

SECURITY OWNERSHIP

The following tables show the number of shares of AAM common stock beneficially owned as of March 1, 2007 by:

•	each person known to us who beneficially owns more than 5 percent of AAM common stock;
•	each of our directors and nominees;
•	our Co-Founder, Chairman & CEO and the named executives; and
•	all directors and executive officers as a group.

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock.

More than 5% Beneficial Owners

The following persons have filed reports on Schedule 13G with the SEC for the period ending December 31, 2006, stating that they beneficially own more than 5% of AAM’s common stock.

	Shares	Percent of
	Beneficially	Shares
	Owned	Outstanding

Barrow, Hanley, Mewhinney & Strauss, Inc.(1)	2,834,500	5.46%
2200 Ross Avenue, 31st Floor Dallas, TX 75201
Brandes Investment Partners, L.P.(2)	3,876,683	7.47%
11988 El Camino Real, Suite 500 San Diego, CA 92130
Capital Research and Management Company(3)	2,850,000	5.50%
333 South Hope Street Los Angeles, CA 90071
Dimensional Fund Advisors LP(4)	3,598,652	6.94%
1299 Ocean Avenue Santa Monica, CA 90401
FMR Corp.(5)	7,420,796	14.30%
82 Devonshire Street Boston, MA 02109
Sandra J. Dauch Gift Trust dated May 25,1998(6)	4,641,807	8.90%
One Dauch Drive Detroit, MI 48211
Wellington Management Company, LLP(7)	5,280,587	10.18%
75 State Street Boston, MA 02109

(1)	Based on the Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, Inc., reporting shared voting power over 1,547,100 shares, sole voting power over 1,287,400 shares and sole investment power over 2,834,500 shares.

(2)	Based on the Schedule 13G filed jointly by Brandes Investment Partners, L.P., Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glen R. Carlson and Jeffrey A. Busby, reporting shared voting power over 2,916,350 shares and shared investment power over 3,876,683 shares.

(3)	Based on the Schedule 13G filed jointly by Capital Research and Management Company and SMALLCAP World Fund, Inc., reporting sole voting and investment power over 2,850,000 shares.

(4)	Based on the Schedule 13G filed by Dimensional Fund Advisors LP, reporting sole voting and investment power over 3,598,652 shares.

(5)	Based on the Schedule 13G filed jointly by FMR Corp. and Edward C. Johnson 3d, reporting sole voting power over 1,100 shares and sole investment power over 7,420,796 shares.

(6)	Based on the Schedule 13G filed by Sandra J. Dauch Gift Trust dated May 25, 1998, reporting sole voting and investment power over 4,641,807 shares. The trustee is Richard E. Dauch’s spouse.

(7)	Based on the Schedule 13G filed by Wellington Management Company, LLP, reporting shared voting power over 3,108,700 shares and shared investment power over 5,200,587 shares.

Directors, Nominees and Executive Officers

	Shares
	Beneficially	Options
	Owned	Exercisable	Percent
	Excluding	Within 60	of
	Options	Days	Class

Directors/Nominees(1)
John A. Casesa	—	—	*
Elizabeth A. Chappell	1,800	5,000	*
Forest J. Farmer	1,800	13,500	*
Richard C. Lappin	6,800	7,500	*
B.G. Mathis(3)	160,800	63,500	*
William P. Miller II	1,800	5,000	*
Larry K. Switzer	1,800	5,000	*
Thomas K. Walker	1,800	13,500	*
Dr. Henry T. Yang	1,800	7,500	*
Named Executive Officers(1)(2)
Richard E. Dauch(4)	3,125,965	1,555,000	8.7%
Michael K. Simonte(5)	8,089	97,497	*
Yogendra N. Rahangdale	24,200	185,000	*
David C. Dauch(6)	26,128	97,010	*
Marion A. Cumo, Sr.	7,770	246,589	*
All Directors and Executive Officers as a Group (25 persons)	3,483,660	3,452,520	12.5%

(*)	Represents holdings that do not exceed 1%.

(1)	All individuals have sole voting and investment power, unless otherwise noted.

(2)	Includes restricted stock held by named executive officers over which they have sole voting power but no investment power.

(3)	Includes 135,000 shares held jointly in a family trust over which Mr. Mathis shares voting and investment power.

(4)	Includes 2,427,417 shares of AAM common stock held in family trusts and 411,710 shares held in a charitable family foundation. Mr. R.E. Dauch shares voting and investment power over shares held by the family trusts and the charitable family foundation. Excludes shares held by the Sandra J. Dauch Gift Trust (4,641,807), of which Mr. R.E. Dauch’s spouse is trustee (shown in the More Than 5% Beneficial Owners table above).

(5)	Includes 1,189 shares held in AAM’s 401(k) plan.

(6)	Includes 500 shares held in trusts for the benefit of Mr. D.C. Dauch’s children.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Based solely on our review of these reports, and written representations from such reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and owners of more than 10 percent of AAM’s common stock were met during 2006.

PROPOSAL 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (INDEPENDENT AUDITORS) FOR 2007

The Audit Committee of the Board of Directors of AAM has appointed Deloitte & Touche LLP to serve as the independent registered public accounting firm (independent auditors) to examine the Company’s consolidated financial statements for the year ending December 31, 2007. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether the appointment is appropriate and will use its discretion in determining whether the appointment of Deloitte & Touche LLP is in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP will attend the 2007 annual meeting and be available to make a statement or respond to appropriate questions.

Your Board and the Audit Committee recommend a vote FOR the following proposal:

RESOLVED, that the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm (independent auditors) for the Company for the year 2007 is hereby ratified.

AUDIT COMMITTEE DISCLOSURE

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s financial reporting process, by monitoring, among other matters, the quality and integrity of the Company’s financial statements, the independence and performance of Deloitte & Touche LLP (D&T), the Company’s independent registered public accounting firm, and the performance of the Company’s internal auditors. Management has primary responsibility for preparing the consolidated financial statements and for the reporting processes, including the design and maintenance of the Company’s system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and opinion upon management’s internal control assessment and upon the effectiveness of those controls under the standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee is solely responsible for the compensation, appointment and oversight of the Company’s independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management, D&T and the internal auditors, separately and together, with and without management present, regarding the Company’s audited consolidated financial statements for the year ended December 31, 2006, and the Company’s internal controls. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380 (Communications with Audit Committees). Further, the Audit Committee discussed with the internal auditors the Company’s plans for and scope of internal audits, identification of audit risks and results of audit activities.

The Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management. As part of that review, D&T submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) in which D&T affirmed its independence from the Company. Further, the Audit Committee discussed with D&T the firm’s independence and considered whether D&T’s provision of non-audit services to the Company was compatible with maintaining D&T’s independence. The Audit Committee concluded that D&T is independent from the Company and its management.

Based upon the considerations described above and subject to the limitations upon the role and responsibilities of the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2006 be included in the Company’s 2006 Annual Report on Form 10-K.

Audit Committee of the Board of Directors

Thomas K. Walker, Chairman
Richard C. Lappin
William P. Miller II
Larry K. Switzer

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services (including scope, fee structure and the potential effect of the service on the auditor’s independence) to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chairman of the Audit Committee may pre-approve permissible non-audit services that arise between Audit Committee meetings, provided the fees do not exceed a limit established by the Audit Committee and the Audit Committee is informed of the decision to pre-approve the service at its next scheduled meeting. The Audit Committee received regular updates on the amount of fees and scope of audit, non-audit and tax services provided by D&T during 2006. During fiscal 2006, all services provided by D&T as noted in the table below were authorized and approved by the Audit Committee in compliance with pre-approval policies and procedures described herein.

Independent Registered Public Accounting Firm’s Fees

The aggregate amount of fees billed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates during the previous two fiscal years is as follows:

	December 31,
	2006	2005

Audit Fees(1)	$1,261,000	$1,066,000
Audit Related Fees	0	0
Tax Fees(2)	670,000	783,000
All Other Fees	0	0

Total	$1,931,000	$1,849,000

(1)	Includes fees for the audit of annual consolidated financial statements, reviews of quarterly consolidated financial statements, statutory audits, consents and comfort letters, reviews of documents filed with the SEC and other services related to SEC matters. Audit fees also include fees incurred in connection with the audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Fees for tax services in 2006 and 2005 consisted of fees for tax compliance, tax advice and tax planning services.

The Audit Committee selected D&T as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

OTHER MATTERS

Expenses of Solicitation

The Board is soliciting your proxy, and the expense of soliciting proxies will be borne by AAM. No proxy solicitor has been retained by the Company. Proxy materials were distributed by mail by Computershare Trust Company, N.A. AAM will reimburse brokers and other custodians or nominees for their expenses in forwarding proxy materials to stockholders.

Stockholder Proposals for 2008 Annual Meeting

Under SEC rules, stockholder proposals for the 2008 annual meeting of stockholders must be received by the Secretary of AAM at One Dauch Drive, Detroit, MI 48211-1198, on or before November 22, 2007 in order to be eligible for inclusion in the Company’s 2008 proxy materials. In addition, AAM’s bylaws require stockholders intending to present any matter for consideration at the 2008 annual meeting of stockholders, other than through inclusion in our proxy materials, to notify AAM’s Secretary in writing at the above address on or before February 17, 2008, but no earlier than January 28, 2008.

Obtaining a copy of 2006 Form 10-K

AAM will furnish to stockholders a copy of our 2006 Annual Report on Form 10-K without charge upon request. Requests should be directed to American Axle & Manufacturing Holdings, Inc., Investor Relations Department, One Dauch Drive, Detroit, Michigan 48211-1198, or by e-mail to investorrelations@aam.com. The 2006 Annual Report on Form 10-K is available on our website at www.aam.com/investor.

By Order of the Board of Directors,

Patrick S. Lancaster
Vice President, Chief Administrative Officer & Secretary
American Axle & Manufacturing Holdings, Inc.
One Dauch Drive
Detroit, MI 48211-1198

March 22, 2007

APPENDIX A

American Axle & Manufacturing Holdings, Inc.

Audit Committee of the Board of Directors

CHARTER

I.	Purpose

The Audit Committee (the “Committee”) shall:

A.	Provide assistance to the Board of Directors (the “Board”) in fulfilling its responsibility with respect to its oversight of:

i.	The quality and integrity of the Corporation’s financial statements;

ii.	The Corporation’s compliance with legal and regulatory requirements;

iii.	The independent auditor’s qualifications and independence; and

iv.	The performance of the Corporation’s internal audit function and independent auditors.

B.	Prepare the report that SEC rules require be included in the Corporation’s annual proxy statement.

II.	Structure and Operations

Composition and Qualifications

The Committee shall be comprised of three or more members of the Board, each of whom is determined by the Board to be “independent” under the Independence Guidelines established by the Board and the rules of the New York Stock Exchange (“NYSE”), the Securities and Exchange Commission (“SEC”). No member of the Committee may serve on the audit committee of more than three public companies, including the Corporation, unless the Board (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the annual proxy statement.

All members of the Committee shall be financially literate and have a working familiarity with basic finance and accounting practices (or become financially literate and acquire such familiarity within a reasonable period after his or her appointment) and at least one member must be a “financial expert” under the requirements of the SEC and the Sarbanes-Oxley Act.

No member of the Committee shall accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Corporation or any subsidiary thereof, other than in the director’s capacity as a member of the Board or any committee thereof.

Appointment and Removal

The members of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board.

Chairman

Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chairman by the majority vote of the full Committee membership. The Chairman shall be a voting member of the Committee. The Chairman will chair all meetings and will develop and set the Committee’s agenda in consultation with the other members of the Committee, the Board and

Amended and Restated as of October 26, 2006.

management. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

III.	Meetings

The Committee shall hold regularly scheduled meetings each year, normally on a calendar quarter basis, or more frequently as may be required. As part of its goal to foster open communication, the Committee periodically must meet separately with each of management, the internal auditors (or other personnel responsible for the internal audit structure) and the independent auditors to discuss any matters that the Committee or each of these groups believe would be appropriate to discuss privately. In addition, the Committee should meet with the independent auditors and management quarterly to review the Corporation’s financial statements in a manner consistent with that outlined in Section IV of this Charter. The Chairman of the Board or any member of the Committee may request a meeting of the Committee. All meetings of the Committee may be held telephonically. A majority of the members of the Committee shall constitute a quorum and a majority of the members in attendance when a quorum is present shall decide any matter properly brought before the Committee.

The Committee may invite to its meetings such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings such persons as it deems appropriate in order to carry out its responsibilities.

IV.	Responsibilities and Duties

The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee, in discharging its oversight role, is empowered to study or investigate any matter or concern that the Committee deems appropriate relating to the purposes of the Committee as set forth in Section I of this Charter. In this regard, the Committee shall have the authority to retain outside legal, accounting or other advisors for this purpose, including the authority to approve the fees payable to such advisors and any other terms of retention. The Corporation shall provide appropriate funding, as determined by the Committee, for the payment of such advisory fees and for the payment of administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall be given full access to the Corporation’s internal audit group, Board, corporate executives and independent accountants as necessary to carry out these responsibilities.

Notwithstanding the foregoing, the Committee is not responsible for certifying the Corporation’s financial statements or guaranteeing the auditor’s report. The fundamental responsibility for the Corporation’s financial statements and disclosures rests with management and the independent auditors.

Documents/Reports Review

1.	Meet to review and discuss with management and the independent auditors prior to public dissemination the Corporation’s annual audited financial statements and quarterly financial statements, including a review of the Corporation’s specific disclosures under

Amended and Restated as of October 26, 2006.

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61.

2.	Review and discuss with management and the independent auditors the type and presentation of information to be included in the Corporation’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Corporation may provide earnings guidance.

3.	Perform any functions required to be performed by it or otherwise appropriate under applicable law, rules or regulations, the Corporation’s by-laws and the resolutions or other directives of the Board, including review of certifications of financial reports by the Corporation’s Chief Executive Officer and Chief Financial Officer required by applicable law or regulations of the SEC.

Independent Auditors

4.	Appoint, retain and terminate independent auditors and approve all audit engagement fees and terms.

5.	Inform each registered public accounting firm performing financial statement related audit work for the Corporation that such firm shall report directly to the Committee.

6.	Oversee the work of any registered public accounting firm employed by the Corporation, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related audit, review or attest services.

7.	Review and pre-approve both audit and permissible non-audit services to be provided by the independent auditors. Pre-approval may be granted pursuant to pre-approval policies and procedures established by the Committee. The authority to grant pre-approvals may be delegated to one or more designated members of the Committee, whose decisions will be presented to the full Committee at its next regularly scheduled meeting.

The following shall be “prohibited non-audit services”: (i) bookkeeping or other services related to the accounting records or financial statements of the Corporation; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vi) broker or dealer, investment adviser or investment banking services; (viii) legal services and expert services unrelated to the audit; (ix) services provided for a contingent fee or commission; (x) services related to marketing, planning or opining in favor of the tax treatment of a confidential transaction, or an aggressive tax position that was initially recommended, directly or indirectly, by the independent auditor; (xi) tax services for persons in a financial reporting oversight role with the Corporation; and (xii) any other service that the SEC or the Public Company Accounting Oversight Board prohibits through regulation.

8.	Review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

(a)	Obtain and review a report by the Corporation’s independent auditor describing: (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by

Amended and Restated as of October 26, 2006.

any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) (to assess the auditor’s independence) all relationships between the independent auditor and the Corporation;

(b)	Review and evaluate the lead audit partner of the auditing firm, taking into account the opinions of management and the Corporation’s internal auditors or other personnel responsible for the internal audit function;

(c)	Ensure the rotation of the lead audit partner at least every five years and consider a regular rotation of the auditing firm itself in order to assure continuing auditor independence;

(d)	Present its conclusions with respect to the independent auditor directly to the Board;

(e)	Confirm with any independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Corporation in each of the five previous fiscal years of that Corporation.

Financial Reporting Process

9.	In consultation with the independent auditors, management and the internal auditors, review the integrity of the Corporation’s financial reporting processes, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditor reports from management and the independent auditor regarding: (i) all critical accounting policies and practices to be used by the Corporation; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Corporation’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditor; (iii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles; (iv) major issues as to the adequacy of the Corporation’s internal controls and any specific audit steps adopted in light of material control deficiencies; and (v) any other material written communications between the independent auditor and the Corporation’s management, such as any management letter or schedule of unadjusted differences.

10.	Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

11.	Review with management and such outside professionals as the Committee considers appropriate important trends and developments in financial reporting practices and requirements and their effect on the Corporation’s financial statements.

12.	Review with the independent auditor (i) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (ii) management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditor (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented

Amended and Restated as of October 26, 2006.

by the engagement and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Corporation.

13.	Prepare the report required by the SEC to be included in the Corporation’s annual proxy statement.

Oversight of the Corporation’s Internal Audit Function

14.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

15.	Review the appointment and replacement of the senior internal auditing executive.

16.	Review significant reports to management prepared by the internal auditing department and management’s responses.

17.	Review and discuss with the independent auditor and management the responsibilities, budget and staffing of the Corporation’s internal audit function, recommendations regarding the planned scope of the audit, and coordination of the internal audit function with the activities of the independent auditors.

18.	Review with management, the internal auditor and the independent auditor the quality, adequacy and effectiveness of the Corporation’s internal controls and any significant deficiencies or material weaknesses in internal controls.

Legal Compliance/General

19.	Review, as necessary, with the Corporation’s counsel any legal matter that could have a significant impact on the Corporation’s financial statements including disclosures.

20.	Review the adequacy and effectiveness of Corporation’s procedures to ensure compliance with legal and regulatory responsibilities.

21.	Discuss with management and the independent auditors the Corporation’s guidelines and policies with respect to risk assessment and risk management, including the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

22.	Set clear hiring policies for employees or former employees of the independent auditors. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the Corporation if the CEO, controller, CFO, chief accounting officer or any person serving in an equivalent capacity for the Corporation was employed by the registered public accounting firm and participated in the audit of the Corporation within one year of the initiation of the current audit.

23.	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

24.	Review all related party transactions and the impact of such transactions on the Corporation’s financial statements and disclosures.

25.	Review and approve all related person transactions in accordance with SEC rules and regulations and NYSE listing standards and review and discuss with management the disclosures of the Corporation of such related person transactions prior to filing with the SEC.

Amended and Restated as of October 26, 2006.

26.	Engage independent counsel and other such independent advisors as the Committee determines necessary to carry out its duties.

Reports

27.	Prepare all reports required to be included in the Corporation’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

28.	Report regularly to the full Board including:

(a)	with respect to any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditors or the performance of the internal audit function;

(b)	following all meetings of the Committee; and

(c)	with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities.

The Committee shall provide such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chairman or any other member of the Committee wishing to make such report.

V.	Annual Performance Evaluation

The Committee shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall review at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

Amended and Restated as of October 26, 2006.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on April 26, 2007
Vote by Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 — John A. Casesa	☐	☐	02 — Elizabeth A. “Beth” Chappell	☐	☐	03 — Dr. Henry T. Yang	☐	☐

		For	Against	Abstain
2.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for year ending December 31, 2007.	☐	☐	☐	In their discretion, the proxies are authorized to the extent permitted by law to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting.
B Non-Voting Items

Change of Address - Please print your new address below.

Comments - Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – American Axle & Manufacturing Holdings, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 26, 2007
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Richard E. Dauch and Patrick S. Lancaster, or either of them, with full power of substitution, are authorized to vote all of your shares as if you were present at the Annual Meeting of Stockholders of American Axle & Manufacturing Holdings, Inc. to be held in the Auditorium at AAM’s World Headquarters Complex, One Dauch Drive, Detroit, Michigan, at 3:00 p.m. on April 26, 2007 or at any adjournments of the meeting.
This proxy will be voted as you specify on the reverse side. If you do not make a choice, this proxy will be voted for the director nominees in proposal 1, and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) in Proposal 2.
Voting by the Internet or by telephone reduces costs to AAM. If you vote over the Internet or by telephone, please do not mail this card.
(Items to be voted appear on reverse side.)